UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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THE TJX COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE TJX COMPANIES, INC.
2021 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
JUNE 8, 2021

Our mission is to deliver great value to our customers every day.

Information appearing on TJX.com is not a part of, and is not incorporated by reference into, this proxy statement.

770 Cochituate Road
Framingham, Massachusetts 01701

April 29, 2021
DEAR SHAREHOLDER:
We welcome you to attend our 2021 Annual Meeting of Shareholders on Tuesday, June 8, 2021, at 8:00 a.m. (local time). Due to the ongoing public health concerns from the COVID-19 pandemic, the meeting will be virtual-only, with no on-site location. Shareholders who hold shares as of the record date will be able to participate in the virtual meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/TJX2021. We encourage you to vote your shares before the Annual Meeting.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and arrange for your shares to be voted. Regardless of the number of shares you own, your vote is important. You will find instructions for online and telephone voting included on your proxy card and in the attached notice. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.
Thank you for your continued support of TJX.
Sincerely,

Carol Meyrowitz	Ernie Herrman
Executive Chairman of the Board	Chief Executive Officer and President
122

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
June 8, 2021
ATTENDING THE SHAREHOLDERS’ MEETING

VIRTUAL SHAREHOLDERS’ MEETING AT: www.virtualshareholdermeeting.com/TJX2021	WHO CAN VOTE
The 2021 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held in a virtual-only meeting format, solely by means of remote communication on Tuesday, June 8, 2021, at 8:00 a.m. (local time) to vote on the items listed below. Shareholders who held shares as of the record date may only attend the meeting online by logging in at: www.virtualshareholdermeeting.com/TJX2021 on the date and time provided in this notice. You will not be able to attend the meeting in person.
Please see pages 72-73 of the proxy statement for additional information about how to access and vote at the meeting. We encourage you to vote your shares before the Annual Meeting.
Shareholders of record at the close of business on April 9, 2021 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.
ITEMS OF BUSINESS
The items to be voted on are as follows:

		Board Recommendation	Page Reference
1.	Election of the 12 directors named in this proxy statement	FOR each director nominee	8
2.	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2022	FOR	25
3.	Advisory approval of TJX’s executive compensation (the say-on-pay vote)	FOR	27
4.	Shareholder proposal for a report on animal welfare	AGAINST	68
5.	Shareholder proposal for setting target amounts for CEO compensation	AGAINST	70
Shareholders may also transact any other business properly brought before the meeting.
To attend the Annual Meeting, you will need to use the control number or identification number from the proxy card or voting instruction form you receive to register to access and vote at the meeting. Please be sure to retain this code from that document, review the procedures in advance, and allow time on the day of the meeting for check-in procedures prior to the meeting.
By Order of the Board of Directors,
Alicia C. Kelly
Secretary
Framingham, Massachusetts
April 29, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	AT VIRTUAL MEETING
Sign and Return Proxy Card	at: www.proxyvote.com	Call: 1-800-690-6903	Attend Annual Meeting

This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended January 30, 2021 (fiscal 2021 or FY21) are being first mailed to shareholders on or about the date of the notice of meeting, April 29, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 8, 2021: THIS PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR FISCAL 2021 ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM

DELIVERING VALUE TO OUR STAKEHOLDERS
The TJX Companies, Inc. (TJX, the Company, or we) is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. We have over 4,500 stores across nine countries and three continents and four e-commerce websites. Our flexible business model and opportunistic buying strategies differentiate us from traditional retailers. We offer a treasure hunt shopping experience and a rapid turn of inventories relative to traditional retailers, acquiring merchandise in a variety of ways to support our distinct, off-price model.
FISCAL 2021 REVIEW
TJX entered the fiscal year ended January 30, 2021 (FY21) with a long track record of consistently strong financial performance. Following a strong start to FY21, our global retail operations were negatively impacted from mid-March through the end of FY21 by the COVID-19 pandemic, which led to the temporary closures of our stores for approximately 24% of the fiscal year.* In this environment, we have remained focused on positioning TJX for long-term success, and we have prioritized the health and safety of our Associates and customers, operational recovery, and prudent financial management.

FOCUS ON THE WELL-BEING OF OUR ASSOCIATES AND CUSTOMERS
Throughout this year, TJX has remained focused on the health, safety, and well-being of our Associates and customers. Our pandemic-related initiatives during FY21 included net investments of approximately $800 million related to:
•paying store management and other eligible Associates during temporary store closures,
•implementing additional health and safety protocols, including enhanced cleaning practices and monitoring occupancy limits in our stores,
•providing personal protective equipment (PPE) and other supplies for Associates and customers, and
•paying appreciation bonuses to the vast majority of our store and distribution center Associates.
We followed a "One TJX" approach to Associate communications and annual incentives that spanned all of our divisions and geographies, even as the pandemic affected different areas of our business at different times, which reflects our longstanding team-oriented culture. As we re-opened our stores we both welcomed our Associates back to work and hired additional Associates as our operations ramped up. Our customers responded positively to our health and safety measures following store re-openings, with customer survey data showing strong comfort/safety and overall satisfaction scores for all of our global divisions.

FINANCIAL AND OPERATIONAL RESULTS
•Strong sales and profit performance through the fiscal year ended February 1, 2020 (FY20) continued into the start of FY21, including a comparable store sales increase of 5% for the first five weeks of FY21, prior to our temporary store closures related to the pandemic*
•FY21 net sales of $32.1 billion, down 23% from FY20, reflecting the temporary closures of our stores for approximately 24% of the year; FY21 overall open-only comp store sales, down 4%, exceeded our plans*
•FY21 diluted EPS of $0.07 and positive net income for the year despite temporary store closures and other expense and operating challenges
•Prudent financial management resulted in FY21 cash flow from operations of $4.6 billion, exceeding FY20; ended FY21 with $10.5 billion of cash
•4,572 stores in 9 countries at FY21 year end, increased by a net 43 stores over FY20, with other planned openings for FY21 temporarily delayed to FY22

SHAREHOLDER VALUE CREATION
Total Shareholder Return Growth Rates

20
16
12
8
4
0
19%
12%
13%
14%
12%
16%
20%
14%
14%
3 Year CAGR
5 Year CAGR
10 Year CAGR
TJX
FY21 Peer Group Average*
S&P 500 Index

•9% total shareholder return for FY21
•After temporary suspension during FY21, increased quarterly dividend by 13% to $0.26 per share for the fourth quarter, paid in March 2021
•$77.1 billion market cap at FY21 year end, compared to $70.8 billion at FY20 year end
•Returned $6.4 billion to shareholders over the past three fiscal years through our share repurchase and dividend programs

* Store closure percentages based on total store days closed due to the pandemic as a percentage of potential total store days open. See Appendix A to this proxy statement for notes on open-only comp store sales and comp store sales; see The Role of Our Peer Group on p. 45 for more information about our FY21 peer group.

2021 Proxy Statement	1

Delivering Value to our Stakeholders

NAVIGATING THE PANDEMIC

FOCUSING ON HEALTH AND WELL-BEING OF OUR ASSOCIATES AND CUSTOMERS	PRESERVING THE STRENGTH OF OUR BUSINESS

Q1

	■	Temporarily closed all of our stores, distribution centers, online businesses, and other global locations in March 2020, in response to the emergence of the COVID-19 pandemic
	■	Took proactive measures to further strengthen financial liquidity and flexibility, including temporary suspension of dividend and buyback programs, accessing our credit facilities and the public debt markets, and reducing capital expenditures
	■	Paid all Associates for at least three weeks following March 2020 closures; made the difficult decision to temporarily furlough the majority of our hourly store and distribution center workforce, with employee benefits continuing for eligible impacted Associates; temporarily reduced compensation for Board and senior executives
	■	Established several task force teams to navigate through the global health crisis, including teams focused on health protocols for our stores, distribution centers and other locations; store and e-commerce re-openings; merchandising; logistics; and Associate and customer communications

Q2

■
Reopened more than 4,500 of our stores, multiple distribution centers, and our online businesses worldwide on a staggered basis; provided opportunities for our temporarily furloughed Associates to return to work; managed supply chain and logistics challenges to support merchandise flow as operations ramped up

	■	Implemented new practices in our stores and other locations to help protect the health and safety of Associates and customers, including social distancing protocols, access to PPE, face covering requirements, occupancy limits, and enhanced cleaning efforts
	■	Generated significant cash flow and increased borrowing capacity while continuing our prudent approach to managing liquidity, expenses, and capital spending
	■	Paid appreciation bonuses to the vast majority of our global store and distribution center Associates

Q3, Q4 and into FY22

	■	Continued to prioritize health and safety protocols for Associates and customers while driving operational recovery and maintaining prudent financial management
	■	Paid additional appreciation bonuses for Q3 and Q4 to the vast majority of our global store and distribution center Associates
■
Navigated significant ongoing global uncertainty related to the pandemic, including hundreds of additional temporary store closures in Europe and Canada during Q4 and approximately 580 stores (primarily in Europe) temporarily closed as of March 30, 2021

	■	Declared a fourth quarter dividend of $0.26 per share, reflecting a 13% increase compared to the dividend paid in March 2020; announced $0.26 dividend for first quarter of FY22

Full Year FY21 Temporary Store Closures by Region (percent of store days closed)*
U.S.
Marmaxx	20%
HomeGoods	20%
Non U.S.
TJX Canada	29%
TJX International
Europe	38%
Australia	23%
Total TJX	24%
*Based on total store days closed due to the pandemic as a percentage of potential total store days open.

2	The TJX Companies, Inc.

Delivering Value to our Stakeholders

SMART FOR OUR BUSINESS, GOOD FOR THE WORLD
We believe it is important to operate our off-price business model responsibly, ethically, and in a way that is consistent with our core values. We have reported publicly on our commitment to acting as a responsible corporate citizen for more than ten years. We remain committed to continuous improvement as we further enhance our programs and disclosures. In FY21, we continued to make progress despite the pandemic: we expanded our focus on inclusion and diversity, including racial justice, and announced plans for addressing certain chemicals of concern in our business. We also exceeded our goal to reduce our greenhouse gas (GHG) emissions per million dollars of revenue by 30% by the end of FY20, against an FY10 baseline, by achieving a 47% reduction and established a new science-based GHG emissions reduction goal. Highlights of our programs are described below under our four corporate responsibility reporting pillars:

OUR WORKPLACE	OUR COMMUNITIES

Our commitment to our Associates worldwide
•New health and safety practices were implemented across our stores and other facilities in FY21 to help protect our Associates and customers during the COVID-19 pandemic; we also enhanced our wellness programs to support Associates with expanded access to voluntary resources focused on financial, emotional, and physical well-being
•We have committed to taking action that promotes racial justice and equity, and during FY21 we began to deploy a global strategy that aims to support a more inclusive and diverse organization
•We conducted a pay equity analysis of our U.S. workforce covering gender and race/ethnicity

Our commitment to help families and children access resources and opportunities to help build a better future
•Our global giving priorities were expanded in FY21 to provide $10 million in direct support to Black communities and other underrepresented populations
•We supported our communities with donations to various organizations funded through our TJX foundations, cause marketing, and in-store fundraising, as well as Associate volunteerism and giving, which helped provide:
◦34 million meals, 400,000 shelter nights, and 375,000 donated articles of clothing;
◦$22.8 million for healthcare research and patient care;
◦Sponsorship to 1.5 million students in education programs, and placement of 4,400 individuals in workforce readiness programs

ENVIRONMENTAL SUSTAINABILITY	RESPONSIBLE BUSINESS
Our commitment to pursuing initiatives that are good for the environment and smart for our business
•After exceeding our previous GHG emissions reduction goal, we announced a new science-based target in June 2020: a 55% reduction in GHG emissions from our direct operations by FY30 against a baseline of FY17, which is aligned with the United Nations’ Paris Agreement guidelines and supports an emissions growth path aimed at limiting global warming to 1.5 degrees Celsius
•We participated in the CDP (formerly Carbon Disclosure Project) Climate survey for the 11th consecutive year and earned an A-
•During FY21, we formalized our chemicals management program, which includes working internally and with outside experts and industry groups to identify opportunities for improvement and policy development, plans to replace U.S. register receipts with phenol-free paper during FY22, and efforts to adopt more sustainable packaging solutions, among other initiatives

Our commitment to operating responsibly, sourcing ethically, and maintaining strong corporate governance and compliance practices globally
•Our Vendor Code of Conduct, a key component of our Global Social Compliance Program, requires merchandise vendor compliance with anti-corruption, human rights, and labor rights standards, including prohibiting forced labor and prison labor (voluntary or involuntary), and discrimination against workers
•Under the Code, our merchandise vendors are required to ensure that any factories or subcontractors they use also comply with our Code’s principles
•Through our program, during FY21 we audited or received audit reports from more than 2,000 factories
•Regular training sessions around the world (temporarily on hold during the pandemic) educate buying agents, vendors, and factory management about our requirements and expectations for social compliance; TJX Associates involved in the development and/or buying of merchandise are expected to participate biennially in formal social compliance trainings

COMMITMENT TO RACIAL JUSTICE
While inclusion and diversity has been core to TJX for many years, over the past year it became clear that we could and should do more. We committed to standing up for our Black Associates, customers, and communities, and standing for racial justice and equity. We broadened our giving strategy to provide more direct support to Black communities and took steps within TJX to foster change. As we continue our efforts, the increased violence in early 2021 against the Asian and Pacific Islander communities was another stark reminder of injustice and that we must continue to work toward a better future for all. We continue to build new programs internally to help us support a more inclusive and diverse organization at all levels, including additional access to management opportunities for diverse Associates. We recognize that programmatically incorporating this approach into our business practices is important in making a sustainable, long-term impact.

See our corporate website, TJX.com, for more information, including our most recent Corporate Responsibility Report, indexed to the GRI and mapped to relevant United Nations Sustainable Development Goals. We are committed to continuous improvement and are preparing to disclose an initial mapping to the Sustainability Accounting Standards Board (SASB) framework during 2021.

2021 Proxy Statement	3

Delivering Value to our Stakeholders

CULTURE AND HUMAN CAPITAL MANAGEMENT

OUR GLOBAL WORKFORCE
As of January 30, 2021:
We had approximately 320,000 employees across all of our geographies and businesses, including full-time, part-time, temporary, and seasonal Associates
86% of our Associates worked in our retail stores
57% of our workforce in the U.S. are members of racially or ethnically diverse groups
34% of managerial positions* in the U.S. are held by members of racially or ethnically diverse groups
78% of our global workforce is female
67% of people in managerial positions* globally are female
64% of managerial positions* in stores and field offices were filled by internal promotions

*managerial positions defined as Assistant Store Manager (or equivalent) and above

We believe our Associates are key to our business success. Our large, global workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of merchandise in over 4,500 retail stores in nine countries and across four e-commerce sites. With approximately 320,000 Associates at the end of FY21, we offer both entry-level retail positions and many opportunities for Associates to advance.

Our approach to workforce management, supported by the Board in its oversight role (as discussed further on p. 18), includes our focus on workplace and culture, talent and development, and our total rewards framework.
FOCUS ON HEALTH, SAFETY, AND WELL-BEING DURING THE COVID-19 PANDEMIC
In response to the COVID-19 pandemic, we developed and implemented new practices that prioritized the health and safety of our Associates and customers, including social distancing protocols, access to PPE, face covering requirements, occupancy limits, and new cleaning regimens. We also continued to pay store management and other eligible Associates during temporary closures, provided appreciation bonuses to the vast majority of our store and distribution center Associates in recognition of their service during FY21, and enhanced our mental health resources and other wellness offerings.
WORKPLACE AND CULTURE
We work to foster a strong, supportive culture: we want Associates at TJX to feel welcome in the Company, valued for their contributions, and engaged with our business mission. We use defined cultural factors and leadership competencies throughout our global business to express our organizational values, such as personal integrity, relationship-building and collaboration, and respect for our business model, and to promote consistency in leadership development and advancement. Our policies and practices, including our open-door philosophy, encourage open and honest communication and engagement with the business.
INCLUSION AND DIVERSITY
We strive to create an inclusive workplace, where Associates are inspired to work hard, challenge themselves, and be innovative in their thinking, and we believe the diversity of our Associates strengthens our business. We have expanded our education programs and resources, including training on unconscious bias, and we sponsor a variety of affinity resource groups to support Associate networking and development. During FY21 we accelerated our efforts on inclusion and diversity, including racial justice. These efforts have included expanded education and engagement as well as recruitment initiatives. We have begun to deploy a global strategy with initiatives to support a more inclusive and diverse organization.
TRAINING AND DEVELOPMENT
We are highly focused on teaching and mentoring to support the career growth and success of our Associates, and we believe these efforts have promoted stability and expertise in our workforce. Training happens broadly throughout the organization, from informal mentoring and hands-on training to a range of formal career and leadership development programs throughout our divisions and targeting different management levels across the Company. Our TJX University and other merchant training programs, which we believe are some of the best in retail, help to develop our merchandising Associates around the world as future leaders in our off-price retail model.
COMPENSATION AND REWARDS
Our compensation programs are designed to pay our Associates competitively in the market and based on their skills, qualifications, role, and abilities. Our approach to compensation across the organization reflects our global total rewards principles, which include encouraging teamwork and collaboration, being fair and equitable, and sharing in the success of the Company.

4	The TJX Companies, Inc.

VOTING ROADMAP

PROPOSAL 1: ELECTION OF DIRECTORS (PAGE 8)

Our Corporate Governance Committee and Board believe our nominees, who are all current members of the Board, are highly engaged directors with experience in substantive areas that are important to the long-term success of our global off-price business. Each of our nominees was evaluated individually and in the context of the Board as a whole, with the objective of recommending a group that we believe can continue the success of our business and represent shareholder interests.

Independence	Diversity	Refreshment

10 of our 12 director nominees are independent	Our director nominees include: 5 Women, 1 Black/African-American, 1 Hispanic/Latino, 1 Asian, 1 Other: North African, 1 LGBTQ+	Nominees reflect 4 new directors in last 5 years 2 new directors in 2020 (one returning after previous TJX service)
(As self-reported by the nominees)
We look for a balance of skills for our Board including those listed below. We believe our Board nominees possess the necessary qualifications and diversity of experiences to provide quality advice and counsel to management and effectively oversee the business and the long-term interests of our shareholders.

•International operations and growth	•Succession planning and talent development practices
•Marketing and brand management	•Risk oversight
•Supply chain and sourcing	•Corporate governance
•Sales, buying, distribution, and logistics	•Information security, including cybersecurity
•Accounting, finance, and capital structures	•Strategy, growth, and innovation
•Strategic planning and leadership of complex organizations	•IT and e-commerce

The Board recommends a vote FOR each director nominee

2021 Proxy Statement	5

Voting Roadmap

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022 (PAGE 25)

PwC is an independent registered public accounting firm with years of experience with TJX’s business. The members of the Audit Committee and Board believe the continued retention of PwC is in the best interests of the Company and its shareholders.

The Board recommends a vote FOR this proposal

PROPOSAL 3: ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION (THE SAY-ON-PAY VOTE) (PAGE 27)

The Board seeks a non-binding advisory vote to approve the compensation of our Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis (CD&A) beginning on page 28 and the Compensation Tables beginning on page 50.

FY21 Executive Compensation Program

•Our Executive Compensation Committee (ECC) followed a thoughtful and balanced approach as we responded to the pandemic, and in making compensation decisions the ECC was focused on alignment with our broader organization, especially the well-being of our Associates.
•Key compensation decisions for FY21 included a temporary incentive structure for incentives granted during FY21 to maintain stability and focus on our key business priorities this year and below-target payouts for FY21 and FY19-21 incentives that reflected the careful and balanced use of discretion by the ECC.
•The ECC values feedback from our shareholders, and during FY21 we conducted shareholder outreach on executive compensation and held discussion with shareholders representing over 36% of shares outstanding.
•After the close of FY21, the ECC approved an incentive structure for FY22 that reflects a return to some of our more traditional compensation practices.

Throughout the year, the ECC has continued to believe in our core compensation objectives: incentivizing and rewarding performance and sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability and succession planning, which are longstanding, key components of our leadership strategy; fostering alignment with shareholder interests; and driving the long-term success of our business.
See our CD&A starting on p. 28 and the compensation tables that follow for more information about our program.

The Board recommends a vote FOR this proposal

6	The TJX Companies, Inc.

Voting Roadmap

PROPOSALS 4-5: SHAREHOLDER PROPOSALS, IN EACH CASE, IF PROPERLY PRESENTED AT THE MEETING (PAGE 68)

•Proposal for a report on animal welfare •Proposal for setting target amounts for CEO compensation Each shareholder proposal included in this proxy statement is followed by our response.

For the reasons included in those responses, the Board recommends a vote AGAINST each shareholder proposal, if properly presented at the meeting.

2021 Proxy Statement	7

PROPOSAL 1: ELECTION OF DIRECTORS

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2022 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

NOMINEES AND THEIR QUALIFICATIONS
We have highlighted qualifications of each director nominee in the individual biographies below. One of our current directors, Willow Shire, is not standing for re-election at the Annual Meeting. Please also see the Corporate Governance section, below, for additional information about director qualifications and how we assess our nominees and consider Board composition. We believe that all our nominees possess the professional and personal qualifications necessary for service on our Board. All of our nominees were elected to the Board by our shareholders in June 2020, other than José B. Alvarez, who previously served on our Board from 2007 until 2018 and was elected by our Board in September 2020, and C. Kim Goodwin, who was elected by our Board in October 2020. Mr. Alvarez was recommended to our Corporate Governance Committee by our Executive Chairman and Ms. Goodwin by one of our current nominees. Each was elected by our Board to serve until the Annual Meeting.

Zein Abdalla, 62

Director since 2012 Member of Corporate Governance Committee and Finance Committee

Experience and Qualifications:
Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack, and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe, and Franchise Vice President for Pakistan and the Gulf region.
Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution, and global strategy.
Mr. Abdalla has also been a director of Cognizant Technology Solutions Corporation since 2015.

José B. Alvarez, 58

Director since 2020; previously served on Board from 2007- 2018 Member of Corporate Governance Committee and Executive Compensation Committee

Experience and Qualifications:
Mr. Alvarez is a member of the faculty of the Harvard Business School, which he joined in 2009 after holding various senior executive roles in the food retail industry. He served as Executive Vice President – Global Business Development for Royal Ahold N.V., now Royal Ahold Delhaize N.V., a global food retail group, in 2008 and served in a number of key management positions at Stop & Shop/Giant-Landover, a U.S. division of the group, from 2001 until 2008, including President and Chief Executive Officer and Executive Vice President, Supply Chain and Logistics. He previously held executive positions at Shaw’s Supermarkets after beginning his career at American Stores Company in 1990.
Mr. Alvarez’s long career in the retail industry, including his experience as an educator on the industry, along with his public company directorships, provide him with deep expertise in global retail chain management, including organizational leadership, store management, supply chain, logistics, distribution, merchandising, marketing, and strategy.
Mr. Alvarez has also been a director of United Rentals, Inc. since 2009.

8	The TJX Companies, Inc.

Proposal 1: Election of Directors

Alan M. Bennett, 70

Director since 2007 Independent Lead Director Member of Executive Compensation Committee

Experience and Qualifications:
Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).
Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.
Mr. Bennett has also been a director of Halliburton Company since 2006 and Fluor Corporation since 2011.

Rosemary T. Berkery, 68

Director since 2018 Chair of Executive Compensation Committee Member of Audit Committee

Experience and Qualifications:
Ms. Berkery was Chairman of UBS Bank USA and Vice Chairman of UBS Wealth Management Americas, a bank and wealth management firm, from March 2010 until April 2018, also serving as CEO of UBS Bank USA from March 2010 to December 2015. Before joining UBS, she held a variety of roles over more than 25 years at Merrill Lynch & Co., Inc., until her departure in January 2009, including Executive Vice President and General Counsel from 2001 and Vice Chairman from 2007.
Ms. Berkery’s long career as a senior executive in the financial services industry provides her with expertise in finance, investment strategies, and management of complex global organizations, as well as significant experience in governance, compliance, and risk assessment and oversight.
Ms. Berkery has also been a director of Fluor Corporation since 2010.

David T. Ching, 68

Director since 2007 Member of Audit Committee and Corporate Governance Committee

Experience and Qualifications:
Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industries. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.
Mr. Ching’s strong technological experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

2021 Proxy Statement	9

Proposal 1: Election of Directors

C. Kim Goodwin, 61

Director since 2020 Member of Audit Committee

Experience and Qualifications:
Ms. Goodwin is an experienced financial services professional. Her long career in the industry includes serving as Managing Director and Head of Equities (Global) for the Asset Management Division of Credit Suisse Group AG from 2006 to 2008, and as Chief Investment Officer – Equities at State Street Research & Management Co., a money management firm, from 2002 to 2005. She is now a private investor.
Ms. Goodwin’s many years of experience in investment and financial services, as well as her years of service as a public company director in different industries, provide her with strong analytical skills, business acumen, and experience in risk assessment and management, as well as a deep understanding of financial markets and corporate strategies.
Ms. Goodwin has also been a director of Popular, Inc. since 2011.

Ernie Herrman, 60

Director since 2015 Chief Executive Officer and President

Experience and Qualifications:
Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.
As Chief Executive Officer and President of TJX, and through the other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, business strategy, international operations, marketing, real estate, buying, and distribution.

Michael F. Hines, 65

Director since 2007 Chair of Audit Committee Member of Finance Committee

Experience and Qualifications:
Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.
Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.
Mr. Hines also was a director of GNC Holdings, Inc. and of Dunkin' Brands Group, Inc. from 2009 and from 2011, respectively, until 2020, after each had ceased to be a public company.

10	The TJX Companies, Inc.

Proposal 1: Election of Directors

Amy B. Lane, 68

Director since 2005 Chair of Finance Committee Member of Audit Committee

Experience and Qualifications:
Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.
Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry as well as management, leadership, and strategy.
Ms. Lane’s public company roles consist of serving as a director of NextEra Energy, Inc. since 2015 and as a member of the board of trustees of Urban Edge Properties since 2015. She served on the board of GNC Holdings, Inc. from 2011 until 2020.

Carol Meyrowitz, 67

Director since 2006 Executive Chairman of the Board

Experience and Qualifications:
Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004, and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, Ms. Meyrowitz held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.
As Executive Chairman of the Board of TJX, and through the other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, business strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.
Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

2021 Proxy Statement	11

Proposal 1: Election of Directors

Jackwyn L. Nemerov, 69

Director since 2016 Member of Corporate Governance Committee and Executive Compensation Committee
Experience and Qualifications:
Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015 and served on Ralph Lauren's board of directors from 2007 until 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.
Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related board and management positions in the apparel and retail industry, provide her with corporate governance experience as well as valuable expertise in sourcing and supply chain management, manufacturing, merchandising, and licensing.

John F. O’Brien, 78

Director since 1996 Member of Finance Committee

Experience and Qualifications:
Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company, and Chairman of Brokerage Services, Inc.
Mr. O’Brien has substantial executive experience with two financial services businesses, providing him with expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance, and capital structure.
Mr. O’Brien has also been a director of LKQ Corporation since 2003 and was a director of Cabot Corporation from 1990 to 2020 and a director of a family of registered mutual funds managed by BlackRock, Inc., an investment management advisory firm, from 2004 to 2018.

12	The TJX Companies, Inc.

CORPORATE GOVERNANCE

GOVERNANCE AT-A-GLANCE
KEY PRACTICES
Key features of our corporate governance include:

Board Responsibilities
Oversight of strategic, financial, and execution risks, including through enterprise risk management program
Regular discussions focused on long-term strategy
Annual management assessments and succession planning
Regular executive sessions of independent directors
Board Accountability and Practices
Diverse Board composition
Ongoing Board refreshment and Board succession planning
Strong Lead Director role; separate Chairman and CEO
Annual Board and Committee evaluations
Overboarding policies in line with major institutional guidelines
Stock ownership guidelines for directors and executive officers
No hedging or pledging of Company stock by our directors or executive officers
Shareholder Rights
Annual election of directors
Majority voting and resignation policies
Proxy access provisions for director candidates nominated by shareholders
ENGAGING WITH SHAREHOLDERS
We value engagement with our shareholders. We communicate regularly with shareholders throughout the year, and the Board considers a range of shareholder perspectives in discharging its oversight responsibilities. In recent years, we have connected with our shareholders on a variety of issues. During FY21, in addition to our shareholder outreach on executive compensation, we communicated with shareholders on a range of additional topics including corporate governance, risk management, our workforce and culture, inclusion and diversity, sustainability, and supply chain issues, as well as our COVID-19 response.
In the past few years, several enhancements to our policies and practices have been informed by shareholder feedback. For example, we:
•adopted proxy access bylaw provisions in 2018
•updated director overboarding policies
•announced our new GHG emissions reduction goal in 2020 that is aligned with the United Nations’ Paris Agreement guidelines
•made several revisions to our Vendor Code of Conduct, particularly relating to forced labor
•made meaningful changes to our executive compensation program starting in FY19, reflecting shareholder feedback received during extensive outreach led by our Executive Compensation Committee
•enhanced public disclosure about our corporate responsibility programs, including about our workforce and our inclusion and diversity programs
In addition, shareholder feedback has informed our disclosures in this proxy statement on a range of topics, including Board responsibilities and risk oversight.

2021 Proxy Statement	13

Corporate Governance

BOARD COMPOSITION AND SERVICE
DIRECTOR QUALIFICATIONS AND NOMINATIONS
CONSIDERATIONS AND SKILLS
The Corporate Governance Committee recommends director nominees who, in the Committee members' opinion, will be committed to collectively serving the long-term success of our business and best interests of our shareholders. The Committee considers a range of factors when considering individual candidates, including personal and professional ethics, integrity, and values; independence; and gender, ethnic, racial, age, and geographic diversity (discussed further above). The Committee also considers professional experience and the current and future needs of the Board, as it seeks nominees who have established strong professional reputations with experience in substantive areas that are important to the long-term success of our complex, global business, such as:
•international operations and growth;
•marketing and brand management;
•supply chain and sourcing;
•sales, buying, distribution, and logistics;
•accounting, finance, and capital structure;
•strategic planning and leadership of complex organizations;
•succession planning and talent development practices;
•risk oversight;
•corporate governance;
•information security, including cybersecurity;
•strategy, growth, and innovation; and
•IT and e-commerce
Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a slate for election that the Committee believes can best serve the Company and our shareholders.
DIRECTOR DIVERSITY
As a global company with thousands of Associates, we consider diversity to be part of who we are and core to our culture. We look for a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds. The Corporate Governance Committee takes diversity into account among the many factors it considers when evaluating the suitability of individual Board nominees. We value the many kinds of diversity reflected in our director nominees.

Independence	Diversity	Refreshment

10 of our 12 director nominees are independent	Our director nominees include: 5 Women, 1 Black/African-American, 1 Hispanic/Latino, 1 Asian, 1 Other: North African, 1 LGBTQ+	Nominees reflect 4 new directors in last 5 years 2 new directors in 2020 (one returning after previous TJX service)
(As self-reported by the nominees)
IDENTIFYING DIRECTOR CANDIDATES
The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes regularly and actively seeking qualified individuals. Our Committee Chair may consider recommendations from a range of sources, such as current Board members, management or other Associates, shareholders, and industry contacts; may review lists of potential candidates from third-party sources, such as leaders of finance or other industries and senior executives of public companies; and may engage a third-party search firm to expand the Committee's search and assist in compiling information about possible candidates.
The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not

14	The TJX Companies, Inc.

Corporate Governance
later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Corporate Secretary of TJX:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
As described in the policy, a recommendation must provide specified information about the candidate as well as certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
BOARD AND COMMITTEE EVALUATIONS
The Board believes it is important to have highly engaged directors and that the Board’s skills and experience be aligned with the changing needs of the Company for current and future business environments. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Executive Chairman, our independent Lead Director, and each of our individual directors, as well as the process for annual Committee self-evaluations. These evaluation processes, including format and scope of questions, are reviewed annually by the Corporate Governance Committee.
Currently, this annual evaluation process generally includes:

1	2	3	4

Commence annual Board evaluation of individual directors and of the Board overall with one-on-one interviews or written evaluations, focusing on consideration of Board skills and practices and the future needs of the Board.
Review and assess responses to formal inquiry and each director's observations and feedback on Board effectiveness; determine opportunities for continued development as well as recommendations and opportunities for the Board.

Robust discussion with the Board collectively and with individual directors to consider actionable opportunities and implementation timelines, including suggestions for meeting topics, meeting format, and other administrative topics.
Conduct separate annual self-assessment of each independent Committee, including the Committee Chairman, with the formal process overseen by the Corporate Governance Committee.
DIRECTOR INDEPENDENCE
Under our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation. The Board also reviews and considers any transactions or relationships between any director or any member of his or her immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, below). To the extent there are any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.
As a result of this review, our Board unanimously determined that 11 directors of our current 13 member Board are independent: Mr. Abdalla, Mr. Alvarez, Mr. Bennett, Ms. Berkery, Mr. Ching, Ms. Goodwin, Mr. Hines, Ms. Lane, Ms. Nemerov, Mr. O’Brien, and Ms. Shire. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Ms. Meyrowitz, as Executive Chairman, and Mr. Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.
MAJORITY VOTING FOR ELECTION OF DIRECTORS
Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Corporate Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

2021 Proxy Statement	15

Corporate Governance

BOARD SERVICE POLICIES
We believe it is important for our directors to dedicate sufficient time and efforts to our Company and have interests aligned with our shareholders. We have a number of policies relating to Board service, including:
Outside Board Policies. During FY20, we updated our service policies relating to outside directorships (our overboarding policies). Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than one additional public company board besides the company of which they are CEO, and no director should serve on more than three public company boards in addition to the TJX Board (four total). Under our Audit Committee Charter, members of the Audit Committee should not serve on the audit committee of more than two other public companies.
Other Board Policies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.
Board and Committee Meeting Attendance. Directors are expected to attend at least 75% of the meetings of the Board and any Committees of which they are a member. In addition, the Board has a general practice of encouraging Directors to attend all Committee meetings, regardless of committee membership.
Annual Meeting Attendance. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of shareholders. All of our directors standing for reelection at the 2020 Annual Meeting were in attendance.

BOARD RESPONSIBILITIES
OVERSIGHT OF STRATEGY AND RISK
Our Board of Directors is responsible for overseeing the business and affairs of the Company. Throughout the year, our Board and Committees discuss operations and ongoing corporate strategy. Our Board meetings include regular sessions with divisional leaders and executives across key functions including finance, IT, human resources, and marketing, among others, through which the Board remains informed on implementation of operational goals and of near- and long-term strategy. At regular meetings, the Board also considers drivers of our business execution along with key challenges and opportunities and considers the effectiveness of management’s implementation of strategy. TJX’s key business objectives entering FY21 continued to focus on: driving profitable sales, increasing market share, developing talent, and championing our TJX culture. The Board also has at least one annual dedicated session focused on long-term strategy and future needs of the business.
Committee agendas include regular updates from key management functions, including, for example, updates at least quarterly at Audit Committee meetings on IT security and cyber risk. Directors are also generally encouraged to attend meetings of each Board Committee, enhancing the collective understanding of actions taken by and reported to our Committees.

OUR BOARD’S OVERSIGHT ROLE DURING THE COVID-19 PANDEMIC

The year presented challenges that required us to consider TJX's core business objectives in new contexts. Both the Board and management continue to believe in the resiliency of our business model in the long-term and, in the near term, prioritized protocols for the health and safety of our Associates and customers while driving our operational recovery following temporary closures and maintaining strength and financial stability of the Company. Our Board met with management throughout the year to receive operational updates and to consider strategy related to our response to the ongoing pandemic. Our Board met 10 times during FY21, including regularly scheduled meetings and special meetings to consider and take strategic actions. Independent directors met separately during our meetings at regularly scheduled executive sessions.
Please see Navigating the Pandemic above for an overview of our response to managing the challenges presented by this pandemic.

16	The TJX Companies, Inc.

Corporate Governance
RISK OVERSIGHT STRUCTURE

THE BOARD

The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its Committee structure and the Committees’ regular communications with the full Board.
The Board reviews risks including:
•strategic, financial, and execution risks and exposures associated with our annual business plan and longer-term plans;
•senior management succession planning;
•matters that may present material risk to our business, operations, financial position, or cash flows; as well as, as applicable, significant acquisitions and divestitures; and
•matters that may present material risk to our prospects, and/or reputation, including those related to human capital management, supply chain, and environmental sustainability.
The Board receives regular reports from our Chief Risk and Compliance Officer.

BOARD COMMITTEES

The Committees escalate risks to the full Board as they determine to be appropriate.

The Audit Committee reviews risks associated with financial reporting, accounting, internal controls over financial reporting, ethics and compliance programs, compliance with orders, data security, and cybersecurity. The Committee helps oversee processes to identify material risks, including through our enterprise risk management program, and receives regular reports from our Chief Risk and Compliance Officer.

The Corporate Governance Committee reviews risks related to Board composition, refreshment, and evaluation, CEO evaluations and management succession, potential conflicts of interest and related party transactions, and, in concert with the Board, considers practices, priorities, and policies related to significant issues of corporate responsibility.

The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of our compensation programs, plans, and arrangements. This includes the compensation program risk assessment discussed below that covers risks associated with compensation policies and practices for all Associates.

The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

MANAGEMENT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX, and the Board's responsibility to give due consideration and, where appropriate, review and consider or investigate risks further. Management responsibilities are coordinated through its compliance, internal audit and other functions, which report regularly to the Board and Committees through the Chief Risk and Compliance Officer or other management representatives. The regular Board calendar includes a discussion of the Company's findings from its annual Enterprise Risk Management program, reflecting a global process to consider risks to the business, as well as updates for our Committees on specific topics in the areas noted above.

2021 Proxy Statement	17

Corporate Governance
COMPENSATION PROGRAM RISK ASSESSMENT
As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In FY21, the ECC conducted a compensation risk assessment that covered overall compensation policies and practices for TJX’s Associates and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.
The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from senior executives, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:
•Board and Committee oversight;
•the ECC’s use of an independent compensation consultant;
•compensation mix, caps on payouts, and emphasis on performance-based pay;
•market checks;
•Associate communications and training; and
•Company policies, internal controls, and risk management initiatives.
The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.
CULTURE AND HUMAN CAPITAL MANAGEMENT
Our Board oversees risks and opportunities related to management of our large, global workforce, including through oversight of our management succession planning; consideration of our cultural factors and leadership competencies and our total rewards strategy; review of financial plans and expenditures; and oversight of our enterprise risk management program. Our Board also receives periodic updates on specific topics such as, in FY21, the impact of COVID-19 on our workforce, our merchant training program (including TJX University), broad-based compensation and benefits initiatives, pay equity, and our evolving inclusion and diversity efforts. During FY21, each director participated in the Company's unconscious bias training. In past years, our Board participated in regularly scheduled store tours and site visits to offices or facilities in different geographies in which we operate. Our directors also have in past years visited our stores in various locations to gain a real time view of our store operations, customer service, and culture. See Culture and Human Capital Management on p. 4 above for more information.
MANAGEMENT SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT
The Board oversees our management succession planning. In addition to regularly scheduled sessions focused on assessment and planning, the Board meets with senior leadership in other formal and informal settings that provide visibility into our talent pipeline and broader exposure to the management of the Company. The Board regularly meets with divisional leadership, heads of key operational functions, and other senior executives at the Company during Board meetings, separately requested meetings with management, and formal and informal group meetings. We believe it is important to our long-term success that our management continue to focus on talent and leadership development, including training and mentoring, to foster expertise in our distinctive business model and to support our succession planning.
CORPORATE RESPONSIBILITY
As discussed in Smart for our Business, Good for the World, above, we have been publicly reporting on our global corporate responsibility efforts for more than a decade. As part of their oversight role, our Board and Corporate Governance Committee receive periodic updates on our corporate responsibility efforts and related stakeholder engagements on environmental, social, and governance (ESG) matters relevant to TJX and our long-term strategy and sustainability. The Board stays informed through our annual enterprise risk management process and through specific topical presentations from management, including, during FY21, on environmental sustainability and inclusion and diversity as well as discussions of the ESG landscape.
TJX also has formed a Global Corporate Responsibility Executive Steering Committee to help guide our corporate responsibility strategies and align them with TJX business priorities, oversee global corporate responsibility efforts across functions and geographies, facilitate information exchange, and support enhanced corporate responsibility reporting efforts. This Committee includes senior executives representing functions across the Company, including two executive officers reporting directly to the CEO. These executive officers are positioned to update management and the Board on the ongoing work of the Committee.

18	The TJX Companies, Inc.

Corporate Governance

BOARD LEADERSHIP AND COMMITTEES

Ernie Herrman	Carol Meyrowitz	Alan M. Bennett
CHIEF EXECUTIVE OFFICER AND PRESIDENT	EXECUTIVE CHAIRMAN	LEAD DIRECTOR

Key Responsibilities: Lead complex multi-banner global business; oversee TJX executive functions throughout organization; set and implement strategic initiatives and long-term corporate strategy; champion TJX culture; oversee and support development of senior management team

Key Responsibilities: Serve as Chairman of Board, planning and leading Board meetings; as an active and integral member of senior executive team, provide strategic advice and industry insights and expertise to drive long-term growth

Key Responsibilities: Provide independent Board leadership through management of executive sessions and coordination on Board meeting topics and planning; offer guidance and oversight through regular communications with directors, the CEO, and other executive leaders

Our Board has separated the role of CEO and Chairman. As the Board prefers to maintain the flexibility to determine the leadership structure that serves the best interests of the Company and our shareholders, we do not have a formal policy on separation of the CEO and Chairman roles. Carol Meyrowitz has served as Chairman of the Board since June 2015 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board as well as in her role as an executive officer of the Company, providing strategy and industry expertise and support for management.
As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, Alan M. Bennett, to serve as a liaison between the independent directors, the Executive Chairman, and management. The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director best serve the current needs and are in the best interest of TJX’s business and shareholders.

LEAD DIRECTOR ROLE The duties of our Lead Director include:
•Meeting at least quarterly with our Chief Executive Officer and Executive Chairman;
•Meeting with other executives and senior leadership as necessary;
•Generally attending regular management business review meetings;
•Scheduling meetings of the independent directors;
•Presiding at meetings of the Board in the absence of the Executive Chairman, including meetings of the independent directors;
•Approving Board meeting schedules and agendas;
•Attending the meetings of each Board Committee; and
•Undertaking other responsibilities designated by the independent directors, or as otherwise considered appropriate.

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Corporate Governance
COMMITTEES OF THE BOARD
The Board of Directors has five standing Committees: Audit, Corporate Governance, Executive Compensation, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that Committee. The Executive Committee includes our Executive Chairman who is not independent. While each Committee has specific, designated responsibilities, each Committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing Committees.
Each director attended at least 75% of all meetings of the Board and Committees of which he or she was then a member. Our Committees also regularly invite all other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. The table below provides information about current membership and the meetings of these Committees during FY21:

Name	Audit	Corporate Governance	Executive Compensation	Finance	Executive
Zein Abdalla
José B. Alvarez[1]
Alan M. Bennett[2]
Rosemary T. Berkery[2]
David T. Ching
C. Kim Goodwin[1]
Ernie Herrman
Michael F. Hines
Amy B. Lane
Carol Meyrowitz
Jackwyn L. Nemerov
John F. O'Brien
Willow B. Shire
Number of meetings during fiscal 2021	11	5	8	7	1

Committee Chair
Committee Member
[1]	Mr. Alvarez and Ms. Goodwin became committee members upon election in September 2020 and October 2020, respectively.
[2]	Ms. Berkery became Chair of the Executive Compensation Committee, replacing Mr. Bennett, in June 2020.

20	The TJX Companies, Inc.

Corporate Governance

Audit Committee

Mr. Hines, Chair; Ms. Berkery; Mr. Ching; Ms. Goodwin; and Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and assists the Board in its oversight of the integrity of the Company’s financial statements. The Audit Committee’s responsibilities include, among other things:
•reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;
•monitoring our system of internal financial controls and accounting practices;
•overseeing the audit process, including the annual audit;
•overseeing our compliance and ethics programs;
•overseeing, in conjunction with the Board, our enterprise risk management program;
•establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by Associates, regarding accounting, internal accounting controls, or auditing matters;
•selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;
•pre-approving all work by the independent registered public accounting firm; and
•other matters as the Board considers appropriate.
As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chair, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms. Please see the Audit Committee charter, available on our website, TJX.com, for further details.

Corporate Governance Committee

Ms. Shire, Chair; Mr. Abdalla; Mr. Alvarez; Mr. Ching; and Ms. Nemerov

The Corporate Governance Committee’s responsibilities include, among other things:
•recommending director nominees to the Board;
•developing, recommending to the Board, and reviewing corporate governance principles;
•in concert with the Board, considering practices, priorities, and policies related to significant issues of corporate responsibility, such as political contributions and activities, environmental sustainability, social compliance, and community relationships;
•reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;
•reviewing the functions, duties, and composition of the Committees of the Board and making recommendations regarding compensation for Board and Committee members;
•recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman of the Board, the independent Lead Director, and each Committee and its Chair and overseeing the evaluation processes;
•establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and
•overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.
Please see the Corporate Governance Committee charter, available on our website, TJX.com, for further details.

2021 Proxy Statement	21

Corporate Governance

Executive Compensation Committee

Ms. Berkery, Chair; Mr. Alvarez; Mr. Bennett; Ms. Nemerov; and Ms. Shire

The ECC’s responsibilities include, among other things:
•reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;
•approving the compensation and benefits, including awards of stock options, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;
•determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;
•determining the performance goals and performance criteria under our incentive plans;
•approving the terms of employment of our executive officers, including employment and other agreements with such officers;
•overseeing the administration of our incentive plans and other compensatory plans and funding arrangements; and
•reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as compensation risk assessments or the review of our succession plan for the Chief Executive Officer and other executive officers.
Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations, and listing standards. Please see the ECC charter, available on our website, TJX.com, for further details.

Finance Committee

Ms. Lane, Chair; Mr. Abdalla; Mr. Hines; and Mr. O’Brien

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:
•reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;
•approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and
•reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.
Please see the Finance Committee charter, available on our website, TJX.com, for further details.

Executive Committee

Ms. Meyrowitz, Chair; Mr. Bennett, Lead Director; and Ms. Lane

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

22	The TJX Companies, Inc.

Corporate Governance

GOVERNANCE AND ETHICS POLICIES AND PRACTICES
Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation, and Finance Committees are available on our website, TJX.com, in the Investors section under Governance: Governance Documents. Information appearing on TJX.com is not a part of, and is not incorporated by reference in, this proxy statement.
CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles provide expectations and guidelines for our Board, such as duties and expectation of service, including commitment of time, qualifications for independence, evaluation of performance, framework for meetings, Committee structure, stock ownership guidelines, and other elements of our Board governance. Our Corporate Governance Committee reviews the Corporate Governance Principles on an annual basis.
GLOBAL CODE OF CONDUCT
We have a Global Code of Conduct that sets out our expectations for how Associates conduct business, including their interactions with each other, our customers, and our communities. We expect Associates to operate with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Our directors are also subject to this Global Code. We have a TJX helpline to allow Associates to voice any concerns. We also have procedures for Associates and other stakeholders to report complaints regarding accounting and auditing matters, which are available on TJX.com.
CODE OF ETHICS FOR TJX EXECUTIVES AND DIRECTOR CODE OF BUSINESS CONDUCT AND ETHICS
We have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. As described further in the CD&A, we also have stock ownership guidelines that apply to our executive officers. As of April 9, 2021, all of our directors and executive officers were in compliance with our ownership guidelines.
HEDGING AND PLEDGING PROHIBITIONS
TJX policy prohibits our directors and executive officers from engaging in hedging or pledging transactions (including holding shares in margin accounts) with respect to TJX stock. Certain other designated Associates, including those eligible to receive awards under the Company’s Stock Incentive Plan, are subject to the same prohibitions.

2021 Proxy Statement	23

Corporate Governance
TRANSACTIONS WITH RELATED PERSONS
Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our Corporate Secretary’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During FY21, TJX employed a daughter of Ms. Meyrowitz, a son of Mr. Canestrari, and a sister-in-law of Mr. Sherr. These Associates received compensation for FY21 and the beginning of FY22 totaling approximately $160,383, $135,026, and $300,247, respectively, consistent with other Associates at their levels and responsibilities. They also participated in Company benefit plans generally available to similarly situated Associates. As described below in the Stock Ownership section, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $2,553,440 for services primarily provided during FY21 and estimated for the first quarter of FY22 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.
COMMUNICATING WITH OUR BOARD
We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.
To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o the Corporate Secretary, who will forward these communications to the appropriate group or individual:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

24	The TJX Companies, Inc.

PROPOSAL 2: RATIFICATION OF AUDITOR

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 29, 2022. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from the shareholders submitted in advance per the instructions detailed on p. 73. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

AUDITOR FEES
The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2021 and fiscal 2020 were:

(In thousands)	Fiscal 2021	Fiscal 2020
Audit	$8,827	$9,410
Audit-Related	538	887
Tax	977	1,659
All Other	295	66
Total	$10,637	$12,022
•Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, audits of the effectiveness of internal control over financial reporting, and review of TJX’s quarterly consolidated financial statements. For Fiscal 2021, the fees also include review of registration statements and comfort letter procedures related to debt issuances.
•Audit-related fees were for consultations concerning financial accounting and reporting standards, TJX foundations audits, internal controls assessment and employee benefit plan audits and, for Fiscal 2020, due diligence services.
•Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax structuring, transfer pricing, and requests for rulings and technical advice from tax authorities.
•All other fees were primarily for services related to our environmental sustainability program and, for Fiscal 2021, a quality assessment of the Company's internal audit function.
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

PRE-APPROVAL POLICIES
Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

2021 Proxy Statement	25

Proposal 2: Ratification Of Auditor

AUDIT COMMITTEE REPORT
The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.
We met 11 times during fiscal 2021, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit Director and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.
We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2021 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, and audit results.
We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.
Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2021 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2022, subject to ratification by TJX’s shareholders.
Audit Committee
Michael F. Hines, Chair
Rosemary T. Berkery
David T. Ching
C. Kim Goodwin
Amy B. Lane

26	The TJX Companies, Inc.

PROPOSAL 3: SAY-ON-PAY

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 28 of this proxy statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to the Company’s named executive officers (NEOs) for fiscal 2021.
The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on an advisory basis, the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, compensation tables, and narrative discussion.
As described in the CD&A below, our core compensation objectives continued to be: to incentivize and reward performance and sustain our position of strength in a competitive and changing retail environment; support teamwork, management stability and succession planning, which are longstanding, key components of our leadership strategy; foster alignment with shareholder interests; and drive the long-term success of our business. We encourage you to review the CD&A.
The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. As in past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our NEOs.

The Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve, on an advisory basis, executive compensation.

2021 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis (CD&A) describes our executive compensation program, the processes followed by our Executive Compensation Committee (ECC) in determining executive compensation, and the FY21 compensation for our Named Executive Officers (NEOs): Ernie Herrman, Chief Executive Officer and President; Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer; Carol Meyrowitz, Executive Chairman; Richard Sherr, Senior Executive Vice President, Group President; and Kenneth Canestrari, Senior Executive Vice President, Group President.

WHERE WE ARE TODAY
TJX is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, with a long track record of strong financial performance. Our distinctive, off-price business model is at the core of our success and differentiates TJX from traditional retailers. Each of our NEOs has more than 26 years of experience at TJX and has an in-depth understanding of our flexible business model and growth strategy. Having a highly engaged senior leadership team with the ability to successfully execute our business in dynamic retail environments has been critical to our strong performance over many years.
Although TJX remains a fundamentally strong company, the pandemic had a significant impact on TJX’s retail operations during FY21. In this environment, the ECC has continued to believe in our core compensation objectives: incentivizing and rewarding performance and sustaining our position of strength in a competitive and changing retail environment; supporting teamwork, management stability and succession planning, which are longstanding, key components of our leadership strategy; fostering alignment with shareholder interests; and driving the long-term success of our business.
We followed a thoughtful and balanced approach as we responded to the pandemic:

We prioritized protocols for the health and safety of our Associates and customers and made significant investments in the well-being of our Associates	pp. 29-30, 32, 36

We successfully reopened more than 4,500 stores and other global locations after temporary closures due to the pandemic, executed our business in a challenging operating environment, and strengthened our position through prudent financial management and proactive capital market transactions
pp. 29-30, 36-37
We adopted temporary approaches for incentives granted during FY21 to maintain overall stability while driving the execution of our key business priorities during the year	pp. 31-33, 36-37, 40-41
We conducted shareholder outreach on executive compensation and held discussions with shareholders representing over 36% of shares outstanding	p. 32
We approved payouts below target for FY21 and FY19-21 incentives, using a performance-based proration approach for FY19-21 awards, which reflected the balanced use of discretion by the ECC	pp. 31-32, 37-39, 41-43
We granted new incentives for FY22 that return to some of our more traditional compensation practices, including three-year performance share unit (PSU) awards	pp. 33-34, 37-38, 40, 43
For more information about our approach to FY21 executive compensation, see Special Considerations for FY21 Executive Compensation below.

28	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY21 BUSINESS REVIEW
Following a strong start to FY21, our global retail operations were negatively impacted from mid-March through the end of FY21 by the COVID-19 pandemic, which led to the temporary closures of our stores for approximately 24% of the fiscal year.* In this environment, we have remained focused on positioning TJX for long-term success and we have prioritized the health and safety of our Associates and customers, operational recovery, and prudent financial management.
In evaluating FY21 performance, the ECC recognized that the pandemic has affected different retailers in different ways, and that FY21 was a particularly challenging year for TJX, whose broad store base and geographical footprint is distinct from many of its retail peers and whose global locations were subject to extensive temporary store closures. The ECC has strongly supported TJX management's strategic response to the pandemic and has remained confident about the resiliency of our off-price business model over the longer term.
NAVIGATING THE PANDEMIC
Below is an overview of our response to managing the challenges presented by the pandemic.

Q1

	■	Temporarily closed all of our stores, distribution centers, online businesses, and other global locations in March 2020, in response to the emergence of the COVID-19 pandemic
	■	Took proactive measures to further strengthen financial liquidity and flexibility, including temporary suspension of dividend and buyback programs, accessing our credit facilities and the public debt markets, and reducing capital expenditures
	■	Paid all Associates for at least three weeks following March 2020 closures; made the difficult decision to temporarily furlough the majority of our hourly store and distribution center workforce, with employee benefits continuing for eligible impacted Associates; temporarily reduced compensation for Board and senior executives
	■	Established several task force teams to navigate through the global health crisis, including teams focused on health protocols for our stores, distribution centers, and other locations; store and e-commerce re-openings; merchandising; logistics; and Associate and customer communications

Q2

■
Reopened more than 4,500 of our stores, multiple distribution centers, and our online businesses worldwide on a staggered basis; provided opportunities for our temporarily furloughed Associates to return to work; managed supply chain and logistics challenges to support merchandise flow as operations ramped up

	■	Implemented new practices in our stores and other locations to help protect the health and safety of Associates and customers, including social distancing protocols, access to PPE, face covering requirements, occupancy limits and enhanced cleaning efforts
	■	Generated significant cash flow and increased borrowing capacity while continuing our prudent approach to managing liquidity, expenses, and capital spending
	■	Paid appreciation bonuses to the vast majority of our global store and distribution center Associates

Q3, Q4 and into FY22

	■	Continued to prioritize health and safety protocols for Associates and customers while driving operational recovery and maintaining prudent financial management
	■	Paid additional appreciation bonuses for Q3 and Q4 to the vast majority of our global store and distribution center Associates
■
Navigated significant ongoing global uncertainty related to the pandemic, including hundreds of additional temporary store closures in Europe and Canada during Q4 and approximately 580 stores (primarily in Europe) temporarily closed as of March 30, 2021

	■	Declared a fourth quarter dividend of $0.26 per share, reflecting a 13% increase compared to the dividend paid in March 2020; announced $0.26 dividend for first quarter of FY22

* Based on total store days closed due to the pandemic as a percentage of potential total store days open.

2021 Proxy Statement	29

Compensation Discussion and Analysis

FOCUS ON THE WELL-BEING OF OUR ASSOCIATES AND CUSTOMERS
Throughout this year, TJX has remained focused on the health, safety, and well-being of our Associates and customers. Our pandemic-related initiatives during FY21 included net investments of approximately $800 million related to:
•paying store management and other eligible Associates during temporary store closures,
•implementing additional health and safety protocols, including enhanced cleaning practices and monitoring occupancy limits in our stores,
•providing personal protective equipment (PPE) and other supplies for Associates and customers, and
•paying appreciation bonuses to the vast majority of our store and distribution center Associates.
We followed a "One TJX" approach to Associate communications and annual performance incentives that spanned all of our divisions and geographies, even as the pandemic affected different areas of our business at different times, which reflects our longstanding team-oriented culture. As we re-opened our stores we both welcomed Associates back to work and hired additional Associates as our operations ramped up. Our customers responded positively to our health and safety measures following store re-openings, with customer survey data showing strong comfort/safety and overall satisfaction scores for all of our global divisions.

FINANCIAL AND OPERATIONAL RESULTS
•Strong sales and profit performance through FY20 continued into the start of FY21, including comparable store sales increase of 5% for the first five weeks of FY21, prior to our temporary store closures related to the pandemic
•FY21 net sales of $32.1 billion, down 23% from FY20, reflecting the temporary closures of our stores for approximately 24% of the year; FY21 overall open-only comp store sales, down 4%, exceeded our plans
•FY21 diluted EPS of $0.07 and positive net income for the year despite temporary store closures and other expense and operating challenges
•Prudent financial management resulted in FY21 cash flow from operations of $4.6 billion, exceeding FY20; ended FY21 with $10.5 billion of cash
•4,572 stores in 9 countries at FY21 year end, increased by a net 43 stores over FY20, with other planned FY21 store openings temporarily delayed to FY22

SHAREHOLDER VALUE CREATION
Total Shareholder Return Growth Rates

•9% total shareholder return for FY21
•After temporary suspension during FY21, increased quarterly dividend by 13% to $0.26 per share for the fourth quarter, paid in March 2021
•$77.1 billion market cap at FY21 year end, compared to $70.8 billion at FY20 year end
•Returned $6.4 billion to shareholders over the past three fiscal years through our share repurchase and dividend programs

* Store closure percentages based on total store days closed due to the pandemic as a percentage of potential total store days open. See Appendix A to this proxy statement for notes on open-only comp store sales and comp store sales; see The Role of Our Peer Group on p. 45 for more information about our FY21 peer group.

30	The TJX Companies, Inc.

Compensation Discussion and Analysis

SPECIAL CONSIDERATIONS FOR FY21 EXECUTIVE COMPENSATION
The ECC met more frequently during FY21 than in prior years and followed a thoughtful and deliberate approach to making compensation decisions. During March 2020, when the ECC would otherwise have set new annual and long-term incentive goals for FY21 compensation, governments in jurisdictions across our global locations were announcing various restrictions due to the emerging COVID-19 pandemic. By the end of the month, TJX had temporarily closed all of its retail stores, its online businesses, its distribution centers and offices, withdrew financial guidance, and took a number of actions to strengthen its financial position. The ECC decided to postpone certain FY21 incentive compensation decisions to early June 2020 to allow for additional time to evaluate the ongoing impact of the pandemic on our business.
Throughout FY21, and in evaluating performance results after the end of FY21, the ECC took into account the key considerations discussed below, with a particular focus on the health and well-being of our Associates, and considered advice from Pearl Meyer & Partners, LLC (Pearl Meyer), its independent compensation consultant. After careful consideration, the ECC made the following compensation decisions for FY21:

KEY ECC COMPENSATION DECISIONS FOR FY21
•Approved temporary salary reductions for NEOs, as discussed further on p. 35 •Approved a temporary FY21 incentive structure, as summarized below and discussed further on the following pages:
FY21 Annual incentive structure
•Framework for our FY21 Management Incentive Plan (MIP) based on key business priorities during the COVID-19 pandemic, including an overarching focus on the health and well-being of our Associates
•"One TJX" approach for all bonus-eligible Associates including store management
•Limited to a maximum payout of 100% of target (compared to 200% in prior years)

FY21 Long-term incentives granted
•No increase to the total target value of long-term incentives
•Equity incentives granted in the form of restricted stock units (RSUs); no PSUs granted for FY21-23 due to the uncertainty and significant disruption to our business at the time when financial performance goals would typically be set
•Long-term cash opportunities under our Long Range Performance Incentive Plan (LRPIP) for FY21-23 based on achievement of financial performance goals for the final two years (FY22-23) of the three-year cycle
•Adjusted the mix of equity and cash by temporarily increasing the target level of LRPIP opportunities, to retain a long-term performance-based component in the absence of PSUs for the FY21-23 cycle

FY21 Total target compensation	•No increase over FY20 total target compensation

•Approved below-target payouts for annual and long-term incentives, as summarized below and discussed further on the following pages:
FY21 Annual incentive payout	80% (MIP)	Based on FY21 performance measured against key business priorities during the pandemic (human capital, operational recovery, and cash and financial management) as well as overall business results
FY19-21 Long-term incentive payouts	76.7% (LRPIP)	Based on a performance-based proration approach for FY19-21, which took into account the achievement of above-target Incentive Pre-tax Income for the first two years (FY19-20) of the three-year cycle and a payout of 0% for the final year (FY21) of the cycle
	76.6% (PSUs)	Based on a performance-based proration approach for FY19-21, which took into account the achievement of above-target Incentive EPS for the first two years (FY19-20) of the three-year cycle, a payout of 0% for the final year (FY21) of the cycle, and the application of an Incentive ROIC downward modifier

2021 Proxy Statement	31

Compensation Discussion and Analysis
KEY ECC CONSIDERATIONS

Focus on alignment with our broader organization	In making its compensation decisions throughout FY21, the ECC was highly focused on how the pandemic has affected our Associates, customers and shareholders. For example, the ECC supported a One TJX approach for FY21 annual incentives, with all eligible Associates, including store management, measured against global TJX business priorities, including a focus on health and safety protocols. As part of its oversight responsibilities, the ECC considered our broad-based well-being initiatives during FY21, including the continuation of pay for eligible Associates while stores were closed, new mental health resources for our Associates, and the discretionary appreciation bonuses paid to the vast majority of our store and distribution Associates. After the close of FY21, the ECC approved broad-based incentive plan payouts for our Associates at a level that exceeded the payout percentage for our NEOs to further recognize these Associates' extraordinary efforts this year.

Temporary approaches adopted to maintain focus and stability	For FY21 incentives, the ECC concluded that a strategic approach to annual goal-setting focused on proactively responding to the pandemic, and more stability within the long-term incentive program, were in the best interest of the Company in light of the volatility and uncertainty of this past year. After the close of FY21, the ECC approved an incentive structure for FY22 that reflects a return to some of our more traditional incentive compensation practices, including three-year PSU awards, as discussed below.

Careful and balanced use of discretion
In assessing long-term performance for FY19-21 the ECC sought to recognize the Company’s consistently strong financial performance pre-pandemic and support the momentum of our operational recovery. The ECC was concerned that the original three-year payout formulas under our PSU and LRPIP programs did not fully align with its assessment of our overall long-term performance for the FY19-21 cycle, which included two years of very strong performance. The ECC determined that a limited use of discretion in approving FY19-21 payouts was reasonable, prudent and in the best interest of the Company to appropriately align pay with objective performance results in accordance with our core compensation objectives. In exercising discretion, the ECC:
•continued to measure FY19-21 performance results based on the original, objective performance goals established in April 2018;
•adopted a performance-based proration approach that took into account performance above target for the first two years (FY19-20) of the three-year cycle and no payment (0%) for the final year (FY21) of the cycle; and
•approved below-target payouts for both long-term programs (PSUs and LRPIP) based on the adjusted performance-based payout formula and actual financial performance results achieved during the three-year cycle.
More information about FY19-21 incentive payouts can be found below starting on p. 38.

Shareholder outreach and feedback
During FY21, we reached out to several of our largest shareholders to better understand their perspectives on the compensation actions taken and contemplated by the ECC for this year. We held discussions with shareholders representing over 36% of shares outstanding and heard several different perspectives on executive compensation, including:
•importance of transparency and clear disclosures;
•interest in annual incentive performance factors and human capital management considerations;
•acknowledgement of the need for flexibility in responding to the pandemic, and strong support for our management team; and
•a range of views about discretionary adjustments to long-term incentives, including some reservations but with most of our participating shareholders either planning to evaluate such adjustments on a case-by-case basis as part of a holistic assessment, or expressing some support for appropriate, targeted adjustments to long-term incentives.
All of the feedback from our FY21 shareholder outreach was considered by the ECC.

32	The TJX Companies, Inc.

Compensation Discussion and Analysis
KEY PRIORITIES AND PERFORMANCE METRICS
Our incentive plan key priorities and performance metrics are intended to align with our long-term business strategy. Our FY21 program reflects the temporary approaches adopted by the ECC as discussed above. Our FY22 program reflects our continued focus on key priorities during the ongoing pandemic as well as a mix of objective financial performance measures that seek to balance growth, profitability and returns, consistent with the feedback we heard from our shareholder outreach in recent years.

Performance Measure	Why It’s Included	How It’s Used	FY21 Program	Looking ahead FY22 Program
Key Business Priorities during the Pandemic	•Drive our focus on global business priorities during the pandemic using a more strategic framework instead of formulaic results	•Part of One TJX annual incentive for participants in all divisions and geographies, subject to maximum payout limits[1]	FY21 MIP	FY22 MIP (40% weighting)
Pre-Tax Income
•Reflects divisional profitability, including both top-line performance and effective management of expenses
•Highly relevant to our business, well understood, and part of broad-based incentive program for all TJX management
		•Objective financial metric in our annual MIP program •Key financial metric in our long-term cash program (LRPIP)	FY21-23 LRPIP[2]	FY22 MIP (60% weighting) FY22-24 LRPIP
EPS Growth	•Maintains focus on profitable growth and reinforces attention to corporate results •Important measure internally and externally	•Primary measure in our PSU program •Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates	n/a	FY22-24 PSUs
ROIC	•Reinforces attention to capital investments and generating appropriate returns	•Secondary measure in our PSU program •Used as downward-only modifier	n/a	FY22-24 PSUs
1 FY21 MIP has a maximum payout of 100%. For FY22 MIP, the potential payout percentage based on key priorities is capped at the greater of 100% or the percentage payout level of pre-tax income achieved in order to maintain an overall emphasis on profitability.
2 FY21-23 LRPIP has a special performance period based on the final two years of the three-year cycle, as discussed on p. 40.

2021 Proxy Statement	33

Compensation Discussion and Analysis
CEO TOTAL DIRECT COMPENSATION
The chart below shows the total direct compensation of our CEO for FY21, including our cash incentive payouts, compared to FY19 and FY20. The decline in total direct compensation from FY20 to FY21 is primarily attributable to lower payouts under our annual and long-term cash incentive programs for FY21 and a reduction in the total value of new equity incentives granted during the year.
Total direct compensation for each fiscal year consists of the following elements: base salary, earned cash incentives (MIP and LRPIP with performance periods ending in the fiscal year), and the grant date fair value of equity incentives (PSUs and/or RSUs, as applicable) granted during the fiscal year. Totals may not foot due to rounding.

TARGET TOTAL COMPENSATION PAY MIX
Our executive compensation program continues to emphasize long-term incentives, with a balance of cash and equity awards. The charts below show the mix of FY21 and FY22 target total compensation for our CEO. For all NEOs, FY21 and FY22 target total compensation did not increase as compared to FY20, and a majority of FY22 target total long-term incentives was tied to financial performance metrics.

FY21 CEO Target Compensation	Looking Ahead FY22 CEO Target Compensation

Target total compensation includes annual base salary, target annual and long-term cash incentives (MIP and LRPIP) and the grant date fair value of PSUs and RSUs. For our NEOs other than our CEO, the mix of FY21 and FY22 target total compensation included salary (16%), MIP (13%), and long-term incentives (71%); and, as a percentage of target total compensation, FY21 long-term incentives included RSUs (50%) and LRPIP (21%) and FY22 long-term incentives included PSUs (30%), RSUs (30%) and LRPIP (11%). Additional details about the elements of our program can be found on the following pages.

34	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY21 EXECUTIVE COMPENSATION PROGRAM
Our FY21 executive compensation program consisted of base salary and annual and long-term incentives as summarized below.

Salary	•Provide a base level of compensation to reflect individual roles and responsibilities, experience, performance, and value in the marketplace

Management Incentive Plan (MIP)	•Incentivize performance based on key business priorities during the pandemic •Encourage engagement, teamwork, and collaboration within divisions

Equity: Restricted Stock Units (RSUs)	•Align executive interests with shareholders and reward stock performance •Support longer-term retention objectives

Cash: Long Range Performance Incentive Plan (LRPIP)	•Incentivize performance to reach or exceed our longer-term financial goals •Foster teamwork and collaboration across divisions •Support longer-term retention objectives
Our FY21 program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See Other Compensation Practices and Considerations starting on p. 47. As discussed above, although PSUs were not part of our FY21 program, the ECC has returned to the use of PSUs as part of the FY22 long-term incentive program.
BASE SALARY
Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.

Base Salaries at FY21 Year-End
Ernie Herrman	$1,600,000
Scott Goldenberg	$976,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$1,120,000
Kenneth Canestrari	$900,000
Temporary salary reductions during FY21: Our NEOs did not receive salary increases during FY21. During the first quarter of FY21, when all of our stores, distribution centers and offices were temporarily closed, base salaries were temporarily reduced by 30% in the case of Mr. Herrman and Ms. Meyrowitz and 20% in the case of each other NEO for the period beginning April 12, 2020 until July 5, 2020. At the time the temporary base salary reductions ended in July 2020, over 95% of our store locations had reopened. The actual base salary earned by each NEO for FY21, reflecting the temporary reduction, is shown in the Salary column of the Summary Compensation Table.

2021 Proxy Statement	35

Compensation Discussion and Analysis
ANNUAL CASH INCENTIVES: MANAGEMENT INCENTIVE PLAN (MIP)
The objective of the annual cash incentive awards made under our MIP is to motivate our NEOs and other key Associates to achieve or exceed fiscal year performance goals established by the ECC. The ECC established a temporary framework for FY21 MIP after careful consideration of the factors discussed above under Special Considerations for FY21 Executive Compensation.
KEY FEATURES OF FY21 MIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our key business priorities during the pandemic, with performance results reviewed and approved by the ECC
•All divisions and participants, including store management, measured collectively as One TJX against the global MIP key priorities, rather than our more typical divisional or store-based performance goals
•100% maximum payout limits apply to all awards (compared to 200% for FY20 MIP)
PERFORMANCE GOALS AND RESULTS FOR FY21
Our FY21 MIP was based on our key business priorities during the pandemic:
•human capital, with an overarching priority of supporting the well-being of our Associates, as well as the health and safety of our customers and the communities we serve;
•operational recovery, focused on re-opening our stores, distribution centers and other locations; and
•cash and financial management, focused on generating and preserving cash resources and maintaining financial strength and flexibility.
This use of strategic goals for FY21 was intended to allow the ECC to evaluate performance on a holistic basis, based on Company performance with respect to each of the key priorities (without any assigned weightings) and such other factors as the ECC deemed relevant, such as our core compensation objectives, overall Company performance, and the perspectives of our various stakeholders.
After the end of FY21, the ECC evaluated the Company's performance against the MIP key priorities framework, as summarized below:

FY21 MIP KEY PRIORITIES AND PERFORMANCE RESULTS

Human Capital (Associate Health, Safety and Culture)
•Developed and implemented numerous new health and safety protocols for Associates and customers, including social distancing protocols, access to PPE, enhanced cleaning efforts, occupancy limits and face covering requirements; implemented new paid time off policies to support Associate and community health during the pandemic; added de-escalation and conflict resolution training in our stores; and paid appreciation bonuses to the vast majority of our store and distribution center Associates for each of the last three quarters of FY21, in recognition of their extraordinary service
•Invested in our Associates during temporary store closures by continuing pay for all Associates for at least three weeks following initial closures in March 2020 and continuing pay for store management, distribution center management and other eligible field Associates for the duration of the closures; during temporary furloughs, maintained benefits coverage at no cost to impacted eligible Associates in the U.S. and Canada and supplemented governmental pay for Associates in Europe; continued to provide merit pay increases for non-bonus-eligible Associates; and provided opportunities for our furloughed Associates to return to work as we re-opened
•Created communications for all Associates that combined information, education and support to maintain the One TJX community across our global locations; leveraged new technology to support a virtual organization and stay connected to our store and distribution center Associates while our locations were temporarily closed; and increased our efforts under our inclusion and diversity programs (as discussed on p. 4) and enhanced Associate well-being offerings and resources, including increased mental health support for all U.S. Associates

Operational Recovery
•Successfully reopened more than 4,500 stores worldwide, our distribution centers, and our online businesses on a staggered basis; invested in supply chain and managed logistics challenges to support merchandise flow; navigated new and evolving standards and requirements for health and safety protocols; executed flexible buying strategies in response to changing consumer preferences; implemented a strategic markdown approach to support fresh inventory
•Generated net sales of $32.1 billion and positive diluted EPS for FY21 despite our retail stores being closed for approximately 24% of the year; overall open-only comp store sales (-4%), exceeded the Company’s plans; strong home sales across all of our retail banners, with open-only comp store sales increasing 13% at our HomeGoods division
•Received very positive customer response to health and safety measures in our stores following re-openings, as shown by customer survey data through the end of 2020, with strong comfort/safety and overall satisfaction scores for all of our global divisions and strong ranking compared to other retailers in the U.S.

36	The TJX Companies, Inc.

Compensation Discussion and Analysis

FY21 MIP KEY PRIORITIES AND PERFORMANCE RESULTS (continued)

Cash and Financial Management
•Took several proactive measures to further strengthen our financial position, including through the suspension of our dividend and buyback programs during FY21, our bond offerings, increase of overall borrowing capacity, debt refinancing, and participation in certain governmental programs for supporting employees during the pandemic; and continued prudent approach to expenses and capital spending, including temporarily extending merchandise payment terms and negotiating rent deferrals for many stores
•Generated $4.6 billion of operating cash flow in FY21 and ended FY21 with $10.5 billion of cash, which exceeded FY20 year end
•Increased quarterly dividend by 13% to $0.26 per share, for the dividend paid in March 2021, based on our strong liquidity position after temporary suspension of dividends during FY21

After completion of the performance evaluation for FY21 under the key priorities framework, which reflected strong execution by the Company in the key priority areas across all divisions, and after taking into account the overall FY21 performance of the Company and other key considerations discussed above, the ECC approved a payout of 80% of the target MIP award opportunities for our NEOs.
AWARD OPPORTUNITIES AND PAYOUTS
Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC approved these individual award opportunities for FY21 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual responsibilities, and contractual obligations. Each NEO’s FY21 target MIP opportunity as a percentage of base salary did not increase compared to FY20. The FY21 MIP award earned by each NEO was determined by applying the MIP payout percentage of 80% to the individual’s target award opportunity, as shown below.
FY21 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target(1) (as a $ amount)	Actual Amount Earned
Ernie Herrman	150%	$2,233,848	$1,787,078
Scott Goldenberg	55%	$512,025	$409,620
Carol Meyrowitz	150%	$1,452,000	$1,161,600
Richard Sherr	55%	$587,571	$470,056
Kenneth Canestrari	50%	$429,231	$343,385
(1)Target amount based on actual salary earned during FY21 and takes into account the temporary base salary reductions described above.

Looking ahead / FY22 MIP awards: After the close of FY21, the ECC established performance goals for FY22 MIP based on a new pre-tax income performance target (weighted 60%) as well as our key business priorities as we transition from the pandemic to what we expect to be a more normalized business environment (weighted 40%). Our FY22 MIP continues our One TJX approach for all divisions and participants. For our NEOs, the maximum FY22 MIP payout is 200%, and the potential payout percentage based on key priorities is capped at the greater of 100% or the percentage payout level of pre-tax income achieved in order to maintain an overall emphasis on profitability. Consistent with our past disclosure practice, we plan to provide additional detail about FY22 MIP goals after the end of the fiscal year. Refer to Incentive Plan Goal-Setting below for more information.

2021 Proxy Statement	37

Compensation Discussion and Analysis
LONG-TERM INCENTIVES
One of the key objectives of our long-term incentive program is to support the continuity and stability of our leadership team, and this remains a priority as we focus on positioning the Company for future success beyond the pandemic. We use a mix of long-term vehicles to incentivize and retain our executives, foster teamwork to drive execution of our business goals, and align the interests of our executives with the interests of our shareholders. As discussed above:
•Long-term incentives comprised 74% of FY21 target total compensation for our CEO and 71% of FY21 target total compensation for our other NEOs; and
•For all NEOs, the total target grant value of FY21 long-term incentives did not increase as compared to FY20.

Looking ahead / Long term incentive mix: After the close of FY21, the ECC re-introduced PSUs and increased the weighting of the performance-based component for new long-term incentives. Under the FY22 long-term incentive program for our NEOs, the majority of the total target long-term incentive value (PSUs and LRPIP) is tied to objective financial performance metrics, and the balance of the total target long-term incentive value consists of RSUs with service-based vesting conditions. Refer to p. 34 for more information about our target total compensation mix for FY21 and FY22.

LONG-TERM CASH INCENTIVES
Long Range Performance Incentive Plan (LRPIP) awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, to foster teamwork and collaboration across the Company, and to promote retention. Our LRPIP awards have overlapping three-year cycles, with a new cycle starting each fiscal year.
KEY FEATURES OF LRPIP
•Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon
•Performance tied to objective long-term business goals and results approved by the ECC
•Maximum payout limits apply to all awards (no more than 200% of each award opportunity for the FY19-21 cycle)
The ECC believes the use of our LRPIP program as a limited portion of the overall long-term incentive mix for our NEOs has served, and continues to serve, an important role in aligning long-term NEO compensation with that of our broader bonus-eligible Associate population.
FY19-21 LRPIP – COMPLETED CYCLE
LRPIP goals and awards for the FY19-21 cycle were established by the ECC in April 2018. In assessing performance for purposes of FY19-21 LRPIP awards, after careful consideration of the factors discussed above under Special Considerations for FY21 Executive Compensation, the ECC:
•evaluated performance results based on the original performance goals and actual performance results achieved during the three-year performance period;
•determined that the original payout formula based on three-year cumulative Incentive Pre-tax Income, which would have resulted in a payout of 41%, did not appropriately reflect overall Company performance during FY19-21; and
•approved a payout of 76.7% of the target LRPIP award opportunities, based on the performance-based proration approach detailed below.
Performance conditions: For the FY19-21 LRPIP cycle, the ECC had determined that a three-year adjusted pre-tax income measure (referred to as Incentive Pre-tax Income), was an appropriate and effective metric to motivate, focus, and reward operational performance across the Company over a longer time horizon, and that using a goal based on aggregate targets for all divisions would promote our team-based approach to achieving our long-term goals. The performance goals for the FY19-21 LRPIP cycle were established by the ECC in April 2018 on a three-year cumulative basis, with threshold, target, and maximum levels of Incentive Pre-tax Income (in thousands) of $8,500,096, $14,166,356, and $19,832,614, respectively.
Proration approach for payout formula: After the close of the FY19-21 performance period, the ECC approved a discretionary adjustment to the original payout formula to provide for performance-based proration of the LRPIP performance goals and the corresponding award opportunity. Prior to this adjustment, the FY19-21 LRPIP cycle would have had a 41% payout based on FY19-21 cumulative Incentive Pre-tax Income of $10,821,439, or 76% of target. Under the proration approach, Incentive Pre-tax Income was evaluated separately for the first two years (FY19-20) and the final year (FY21) of the three-year performance cycle, in each case, consistent with the original performance goals. This approach is intended to reflect the adverse impact of the COVID-19 pandemic on the Company‘s business operations during FY21 while also recognizing the Company’s above-target financial performance achieved during the first two years of the cycle. The ECC made no other discretionary adjustments to the performance goals or results.

38	The TJX Companies, Inc.

Compensation Discussion and Analysis
Performance results for the FY19-21 cycle: After the end of FY21, LRPIP results for this cycle were approved by the ECC as follows:

FY19-21 LRPIP PERFORMANCE GOALS AND RESULTS

FY19-20 Incentive Pre-Tax Income				FY21 Incentive Pre-Tax Income

Prorated Opportunity 2/3	×	FY19-20 Payout 115%	+	Prorated Opportunity 1/3	×	No Payout 0%	=	LRPIP Payout After Proration 76.7%

2/3 of target opportunity	FY19-20 Incentive Pre-Tax Income(1)
payout based on actual 2-year (FY19-20) cumulative Incentive Pre-Tax Income		Threshold	Target	Maximum	Actual
	Performance goal	$ 5,538,908	$ 9,231,514	$ 12,924,120	$ 9,756,150
	Percentage of target	60%	100%	140%	106%
	Payout (as a % of target)	0%	100%	200%	115%

1/3 of target opportunity	FY21 Incentive Pre-Tax Income(1)
no payout (0%) approved	Payout (as a % of target)				0%

(1)Incentive Pre-tax Income is shown in thousands. Incentive Pre-tax Income goals and results for FY19-21 LRPIP reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. Refer to Appendix A for information about how Incentive Pre-tax Income was determined based on total segment profit reported in our Annual Report on Form 10-K for the applicable year.

Award opportunities and payouts: At the beginning of the FY19-21 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award earned for each individual after the end of FY21 is the target opportunity for the cycle multiplied by the total payout percentage of 76.7%, as shown below.
FY19-21 LRPIP Opportunities and Payouts

	FY19-21 Target Opportunities	FY19-21 LRPIP Actual Award Earned
Ernie Herrman	$1,600,000	$1,227,200
Scott Goldenberg	$500,000	$383,500
Carol Meyrowitz	$1,040,000	$797,680
Richard Sherr	$700,000	$536,900
Kenneth Canestrari	$400,000	$306,800

2021 Proxy Statement	39

Compensation Discussion and Analysis
FY21-23 LRPIP – NEW CYCLE
During FY21, the ECC established the new LRPIP target award opportunities for the FY21-23 cycle for our NEOs. These opportunities were set after consideration of a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. As discussed above:
•The ECC temporarily increased the target level of LRPIP opportunities for FY21-23, to retain a long-term performance-based component in the absence of PSUs for the FY21-23 cycle; and
•The total target grant value of FY21 long-term incentives for our NEOs (which includes LRPIP and long-term equity incentives) did not increase as compared to FY20.
FY21-23 LRPIP Target Opportunities

Ernie Herrman	$3,369,840
Scott Goldenberg	$1,224,000
Carol Meyrowitz	$1,812,000
Richard Sherr	$1,297,200
Kenneth Canestrari	$946,800
The FY21-23 LRPIP cycle continues to be a three-fiscal-year cycle for purposes of measuring service with the Company, but, as discussed above under Special Considerations for FY21 Executive Compensation, the ECC determined that FY21-23 LRPIP performance will be measured using a pre-tax income target for the final two years (FY22-23) of the cycle, based on aggregate targets for all divisions. The ECC established LRPIP goals for this FY22-23 performance period after the close of FY21. The minimum (threshold) level for any payout is 33% of the performance target and the maximum payout level of 200% is achieved if performance is at or above 167% of the performance target.

Looking ahead / FY22-24 LRPIP cycle: After the close of FY21, the ECC established a new three-year LRPIP pre-tax income target for FY22-24 (based on aggregate targets for all divisions), payout formulas, and a maximum LRPIP payout percentage of 200% for the cycle. The minimum (threshold) level for any payout is 33% of the performance target and the maximum payout level is achieved if performance is at or above 167% of the performance target.

Refer to Incentive Plan Goal-Setting below for more information.
Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for cycles ending after FY21, once the applicable performance cycle is complete.
LONG-TERM EQUITY INCENTIVES
KEY FEATURES OF FY21 EQUITY GRANTS
•All equity awards are subject to individual award limits under our Stock Incentive Plan (SIP)
•No one-time equity grants were made to our NEOs
•All equity grants are “double-trigger” (no automatic full acceleration upon a change of control)
•All FY21 RSU grants are not scheduled to vest in full until FY24
Equity awards under our SIP are generally granted at our regularly scheduled ECC meetings, held at approximately the same times each year.

40	The TJX Companies, Inc.

Compensation Discussion and Analysis
FY21 RESTRICTED STOCK UNITS (RSUs)
RSUs granted to our NEOs during FY21 are scheduled to vest in full during FY24 (April 2023). For NEOs who have satisfied age and service requirements for a special service retirement under the SIP, RSUs are eligible for partial vesting based on the completed portion of the service period, as discussed under Potential Payments upon Termination or Change of Control. RSUs are intended to maintain an appropriate degree of stability and retention within our executive compensation program and support our management continuity and succession planning, which is a longstanding, key component of our leadership strategy.
As discussed above, no PSUs were granted for FY21-23 due to the uncertainty and significant disruption to our business at the time when financial performance goals would typically be set. In June 2020, after careful consideration of the factors discussed under Special Considerations for FY21 Executive Compensation above, the ECC granted RSUs to our NEOs, with the size of each award determined based on factors that included the executive’s responsibilities, the potential value of each grant, contractual obligations, and an assessment of the overall competitiveness and mix of our executive compensation. As discussed above, after the close of FY21, the ECC re-introduced PSUs and increased the weighting of the performance-based component of the long-term incentive program.

	Number of RSUs	Total Grant Date Fair Value*
Ernie Herrman	139,811	$7,862,971
Scott Goldenberg	50,783	$2,856,036
Carol Meyrowitz	75,178	$4,228,011
Richard Sherr	53,820	$3,026,837
Kenneth Canestrari	39,282	$2,209,220
*    Reflects the aggregate grant date fair value of June 2020 RSU awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date ($56.24). The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for FY21.
PREVIOUSLY GRANTED PERFORMANCE SHARE UNITS (PSUs)
Each of our NEOs held PSUs granted in April 2018 that were eligible to vest based on the achievement of FY19-21 performance criteria. In assessing performance for purposes of FY19-21 PSU awards, after careful consideration of the factors discussed above under Special Considerations for FY21 Executive Compensation, the ECC:
•evaluated performance results based on the original performance goals and actual performance results achieved during the three-year performance period;
•determined that the original payout formula, which would have resulted in no payout under the awards, did not appropriately reflect overall Company performance during FY19-21; and
•approved a payout of 76.6% of the target number of PSUs based on the performance-based proration approach detailed below.
Performance conditions: FY19-21 PSU performance goals were established by the ECC in April 2018 and included:
•an Incentive EPS compound annual growth rate (CAGR) performance target of 13.1% over the three-year period, corresponding to FY21 Incentive EPS of $5.45 over the FY18 baseline of $3.77, which was aligned with our long range business plan at the time the goal was established and reflected meaningful growth over the three-year period;
•a threshold level based on FY21 Incentive EPS of $4.75, or 87% of target, with a corresponding payout of 25%, intended to be the minimum level of growth during the three-year period for any payout;
•a maximum level based on FY21 Incentive EPS of $7.08, or 130% of target, with a corresponding payout of 200%, intended to be a significant stretch goal for the period; and
•an ROIC modifier that provided for a reduction of the award payout by 20% if three-year average Incentive ROIC was at or below 21%, intended to ensure that a full payout based on Incentive EPS results would be made only if we also generated meaningful capital returns over the three-year period.
Proration approach for payout formula: After the close of the FY19-21 performance period, the ECC approved a discretionary adjustment to the original payout formula to provide for performance-based proration of the PSU performance goals and the corresponding award opportunity. Prior to this adjustment, the FY19-21 cycle would have had a 0% payout based on below-threshold FY21 Incentive EPS performance of $0.45. Under the proration approach, Incentive EPS was evaluated separately for the first two years (FY19-20) and for the final year (FY21) of the three-year performance cycle, and the Incentive ROIC downward modifier was prorated and applied separately to each year of the three-year performance cycle, in each case consistent with the original performance goals. This approach is intended to reflect the adverse impact of the COVID-19 pandemic on the Company’s business operations during FY21 while also recognizing the Company’s above-target financial performance achieved during the first two years of the performance cycle. The ECC made no other discretionary adjustments to the performance goals or results.

2021 Proxy Statement	41

Compensation Discussion and Analysis
Performance results for FY19-21 PSUs: After the end of FY21, PSU performance results for this cycle were approved by the ECC as follows.

FY19-21 PSU PERFORMANCE GOALS AND RESULTS

FY19-20 Incentive EPS				FY21 Incentive EPS

Prorated Opportunity 2/3	×	FY19-20 Payout 125%	+	Prorated Opportunity 1/3	×	No Payout 0%	–	Incentive ROIC Downward Modifier 6.7%	=	PSU Payout After Proration 76.6%

2/3 of target opportunity	FY19-20 Incentive EPS(1)
payout based on actual 2-year (FY19-20) Incentive EPS growth		Threshold	Target	Maximum	Actual
	Performance goal	$4.40	$5.06 = 15.9% CAGR over FY18 baseline of $3.77	$6.58	$5.42 = 19.9% CAGR over FY18 baseline of $3.77
	Percentage of target	87%	100%	130%	107%
	Payout (as a % of target)	25%	100%	200%	125%

1/3 of target opportunity	FY21 Incentive EPS(1)
no payout (0%) approved	Payout (as a % of target)				0%

Downward modifier	Incentive ROIC(2)
reduce payout percentage up to 20% (6.7% reduction per year) for Incentive ROIC below target		Below target	Target	Actual
	Performance goal	<=21%	>21%	FY19: 25% FY20: 25% FY21: 11%
	Modification to payout	Reduce payout	No modification	FY19: No modification FY20: No modification FY21: Reduce payout 6.7%
(1)Incentive EPS goals and results for FY19-21 PSUs reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. The definitions and automatic adjustments pre-established by the ECC for measuring FY19-21 Incentive EPS exclude the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates. Refer to Appendix A for information about how Incentive EPS was determined based on diluted EPS reported in our Annual Report on Form 10-K for the applicable year.
(2)Incentive ROIC goals and results for FY19-21 reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. Refer to Appendix A for information about how Incentive ROIC was determined for FY19, FY20, and FY21.

42	The TJX Companies, Inc.

Compensation Discussion and Analysis
PSU payouts for FY19-21: At the beginning of the FY19-21 cycle, the ECC approved individual PSU awards based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual number of PSUs earned for each individual after the end of FY21 is the target award for the cycle multiplied by the total payout percentage of 76.6%, as shown below.
FY19-21 PSU Targets and Payouts

	Number of FY19-21 PSUs at Target	Number of FY19-21 PSUs Earned
Ernie Herrman	179,590	137,566
Scott Goldenberg	67,150	51,437
Carol Meyrowitz	92,312	70,711
Richard Sherr	67,028	51,344
Kenneth Canestrari	51,330	39,541

Looking ahead / Reporting of FY19-21 PSUs in the Summary Compensation Table: Under SEC rules, the value of our PSU awards is shown in the Summary Compensation Table and accompanying footnotes in the year of grant. Any discretionary adjustments made to PSU awards at the time of payout will generally result in value with respect to the same PSU award being reportable in the Summary Compensation Table for the year of payout.
As a result, even though the target value of FY19-21 PSU awards for our NEOs was reported in the Stock Awards column of the Summary Compensation Table for FY19 (the year of grant), the payout of FY19-21 PSU awards described above is required to be reported next year in the Stock Awards column of the Summary Compensation Table for FY22 (the year of payout). Under SEC rules, this results in approximately $9.4 million for our CEO, and between $2.7 million and $4.8 million for each of our other NEOs, being reportable in the Summary Compensation Table for FY22. These payout values are based on the below-target payout of FY19-21 PSUs approved by the ECC, as detailed above, our stock price on the date of payout, which had increased by approximately 61% since the date of grant, and accumulated dividend equivalent payments since the date of grant.
The additional value reportable for FY22 did not affect target total compensation for our NEOs, discussed above on p. 34, and target total compensation for our CEO and our Executive Chairman has not increased since FY18. For more information about CEO total direct compensation, refer to the chart on p. 34.

Looking ahead / FY22-24 PSU cycle: After the close of FY21, the ECC granted PSUs that will be eligible to vest based on achievement of FY22-24 performance criteria. Performance goals for FY22-24 PSUs are based on the achievement of EPS growth goals measured at the end of the three-year performance cycle. The PSUs will also be subject to a downward modifier if the Company does not achieve its ROIC goals for the three-year period. Consistent with our past disclosure practice, we plan to provide additional detail about the FY22-24 performance goals once the cycle is complete. Refer to Incentive Plan Goal-Setting below for more information.

2021 Proxy Statement	43

Compensation Discussion and Analysis

OUR DECISION MAKING PROCESS
Our practices for FY21, highlighted in the table below, reflect the ECC’s continued focus on strong and effective governance:

WHAT WE DO	WHAT WE DON’T DO

Pay for performance, with incentive payouts based on the achievement of performance results (financial or strategic)
Stock ownership guidelines for our executive officers and non-employee directors
Clawback policy and post-employment noncompetition and other covenants applicable to our executive officers
Robust and deliberate decision making process
Independent compensation consultant
Compensation program design informed by shareholder feedback

No change of control excise tax gross-ups
No single-trigger severance benefits upon a change of control
No automatic full acceleration of equity awards upon a change of control
No hedging or pledging of Company stock by our executive officers
No payout of dividends on unearned stock awards
No repricing or exchange of underwater stock options without shareholder approval

THE ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE
The ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC considers a number of quantitative and qualitative factors, including:
•individual executive performance and responsibilities
•market data and peer practices
•retention, leadership stability and continuity, succession planning, and organizational changes
•internal consistency with our broad-based practices and programs
•Company and divisional performance
•our business culture and core values
•shareholder feedback, including our say-on-pay vote
•employment terms and contractual negotiations
•risk mitigation strategies, and the balance of risks and rewards
The ECC approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX Associates and reflects our global total rewards principles, which include sharing in the success of the Company, encouraging teamwork and collaboration across a diverse workforce, and being fair and equitable.
The ECC values feedback from our shareholders and considers shareholder perspectives throughout the year as part of its oversight of executive compensation. Our executive compensation program prior to FY21 reflected an extensive shareholder outreach initiative and meaningful changes made by the ECC in response to shareholder feedback starting in FY19. We believe our shareholders have strongly supported our executive compensation program, consistent with the results of our say-on-pay vote where we received 93% support in each of 2019 and 2020.
The ECC’s annual executive compensation process includes pay-for-performance analysis, competitive analysis, market checks, executive assessments, an annual compensation risk assessment, and input and advice from Pearl Meyer an independent compensation consultant that has been engaged by and reports directly to the ECC (discussed further below). In addition to any special actions the ECC may take throughout the year, the ECC typically reviews and approves the elements of our NEOs’ compensation using the following general process:

Assess	Set	Review and Approve
•Market data, competitive analysis •Individual performance reviews •Shareholder feedback	•Peer group for upcoming year •Incentive plan goals •Salaries, award opportunities, and equity grants	•Performance results under incentive plans, after the end of the applicable performance period

44	The TJX Companies, Inc.

Compensation Discussion and Analysis
THE ROLE OF EXECUTIVES
Our executive officers play a limited role in the executive compensation process. The Board reviews with executives the annual and multi-year business plans for TJX and our divisions, which typically form the basis of the financial performance targets for our short- and long-term incentive plans. During FY21, the ECC reviewed with executives the key business priorities for the Company during the pandemic in connection with the annual incentive framework established for the year. The ECC or Board may also invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for the ECC’s compensation decisions. For NEOs other than our CEO and Executive Chairman, the ECC considers compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors. The ECC receives individual performance evaluations of our CEO and Executive Chairman from the Corporate Governance Committee, which does not make executive compensation recommendations.
THE ROLE OF OUR PEER GROUP
The ECC uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the ECC to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.
The ECC believes that peer group data provides important context for its compensation decisions. At the same time, the ECC recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to TJX.
The ECC does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The ECC monitors TJX performance relative to the peer group but has not adopted a formulaic approach for evaluating relative performance and determining its impact on our compensation program. The ECC has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.
PEER GROUP EVALUATION CRITERIA
The ECC annually assesses the composition of the peer group. In consultation with Pearl Meyer, the ECC considers criteria beyond standard industry classifications in constructing and evaluating the peer group, including:
•business focus and industry similarity, targeting retail companies with comparable customer or merchandise strategies, and also considering consumer product companies that meet size and complexity criteria;
•revenues, market capitalization, and number of employees;
•business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and
•financial performance metrics, including operating and market performance.
The ECC seeks to establish an appropriate peer group for TJX that takes into account the factors described above. In recent years, the ECC’s peer group evaluation has taken into account TJX’s growth and expanding global operations, coupled with the continuing challenges facing other companies in the domestic retail industry. During FY21, the ECC monitored the impact of the COVID-19 pandemic on the performance of the peer group, including the disparate impact of the pandemic on different types of retailers depending on global footprint and whether or not store operations were shut down during the year.
FY21 PEER GROUP
During FY20, the ECC considered the continued appropriateness of the peer group for purposes of providing context for making compensation decisions for FY21. After consultation with Pearl Meyer, the ECC determined that the following group of 17 large, publicly traded consumer-oriented companies would be appropriate to use for FY21:

Best Buy	Kimberly-Clark	Macy’s	Nordstrom	Ross Stores	The Home Depot
Coca-Cola	Kohl's	McDonalds	PepsiCo	Starbucks	VF Corporation
Estée Lauder	Lowe’s	Nike	Procter & Gamble	Target
Compared to our FY20 peer group, the FY21 peer group removed two companies (L Brands and Gap) that in the judgment of the ECC no longer fit our size and business focus criteria. The ECC also added three brand-oriented companies (Estée Lauder, VF Corporation, and Coca-Cola) that it determined are more comparable in size, complexity, and focus.
At the end of FY21, TJX's revenue, market capitalization, and number of employees was positioned at approximately the 53rd, 47th, and 82nd percentile, respectively, within the FY21 peer group.
For comparisons of TJX total shareholder return to the FY21 peer group through the end of FY21, see FY21 Business Review above.

2021 Proxy Statement	45

Compensation Discussion and Analysis
THE ROLE OF COMPENSATION CONSULTANTS
The ECC engaged Pearl Meyer to serve as the independent compensation consultant to the ECC for FY21. Pearl Meyer attended all of the ECC’s meetings during the fiscal year and was available to the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the ECC on a variety of matters, including:
•the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) of our compensation program for our NEOs and other senior management;
•temporary approaches adopted for FY21 in light of the COVID-19 pandemic, including temporary salary reductions and the structure of FY21 annual and long-term incentives;
•annual and long-term payout determinations, including in light of the COVID-19 pandemic;
•short-term and long-term relationships between NEO pay and financial performance relative to our peers;
•the evaluation of a compensation peer group;
•employment agreement terms;
•aggregate equity program usage;
•shareholder outreach; and
•updates on compensation-related practices, trends, and regulatory developments, including in light of the COVID-19 pandemic, as well as on other pay-related matters.
The ECC used this information and advice from Pearl Meyer as a reference in assessing the overall competitiveness of our NEOs’ compensation and our executive compensation program and making its compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and payout formulas, and individual compensation components, including benefits and perquisites.
Pearl Meyer did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the ECC, which determined the scope and terms of Pearl Meyer’s engagement. During FY21, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.
INCENTIVE PLAN GOAL-SETTING
As described above under Special Considerations for FY21 Executive Compensation, our FY21 executive compensation program involved certain temporary approaches for incentives granted during the year. Typically, each year the ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. At the time the goals are established, the ECC considers a variety of qualitative and quantitative factors, including:
•estimated long-term trends in sales, comparable store sales, profitability, and earnings;
•maturity of our various businesses;
•strategic investments to support our growth;
•external factors (such as market competition, currency volatility, and wage and other cost pressures);
•balance of business risks, performance, and rewards;
•historical performance against targets and relative to peers and the market; and
•degree of difficulty in achieving various levels of performance.
At the time the goals are established, the ECC believes that the targets for our MIP, LRPIP and PSU incentive programs are challenging but reasonably achievable and that the payout formulas reflect an appropriate degree of pay-for-performance sensitivity, taking into account the factors described above. In establishing performance goals for periods starting in FY22, the ECC has considered the impact of the ongoing pandemic on our business operations, including temporary store closures and continuing uncertainty associated with the pandemic during FY22.
As part of the goal-setting process, at the time the goals are established, the ECC also establishes definitions of the applicable financial metrics (including planned exchange rates for foreign currency translation and, in the case of Incentive EPS goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates) and contingent automatic adjustments (including items such as unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. For performance periods starting in FY22, the ECC established pre-defined exclusions for certain defined items associated with the pandemic, which are anticipated to be temporary, from applicable financial performance targets and results. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is discussed in our proxy statement after the end of the performance period.

46	The TJX Companies, Inc.

Compensation Discussion and Analysis
OTHER COMPENSATION PRACTICES AND CONSIDERATIONS
RETIREMENT BENEFITS
All of our NEOs are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Long-term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.
DEFERRED COMPENSATION
During FY21, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by encouraging executive retention and rewarding company performance. Our NEOs, other than those eligible for our primary SERP benefit, were eligible to receive employer matching credits under ESP. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari received ESP employer credits during FY21. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. These deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
PERQUISITES AND OTHER BENEFITS
We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, reimbursement for legal, financial and tax planning services, and payment of management life insurance premiums, none of which is grossed up for taxes. The amounts are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines that apply to all of our executive officers. Under these guidelines, our CEO and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least six times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent. Executives are expected to make steady progress toward the ownership guidelines and to attain them within five years of their hire or promotion date. Executives who have not attained the requisite ownership level are expected to retain at least 50% of the net value of shares of stock received upon or following vesting of stock awards and exercise of stock options (net of income taxes and, if applicable, exercise price). For purposes of our stock ownership guidelines, shares owned by the executive, outstanding RSUs, and outstanding PSUs at the threshold level (25%) are counted toward the guidelines, but unexercised stock options are not counted. Our stock ownership guidelines, together with our emphasis on long-term equity incentives and other applicable Company policies, are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 9, 2021, each of our executive officers was in compliance with our stock ownership guidelines and policies.
HEDGING AND PLEDGING PROHIBITIONS
Our policies prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock. See Governance and Ethics Policies and Practices on p. 23, above, for more information on this policy.
EMPLOYMENT AGREEMENTS
The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set certain terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions. We believe that these employment agreements and related plans help retain our executives and support our succession planning process. The ECC takes the terms of these agreements into account when approving compensation for our NEOs.

2021 Proxy Statement	47

Compensation Discussion and Analysis
Each of our NEO employment agreements has a three-year term. The existing three-year agreements with Mr. Herrman and Ms. Meyrowitz, unless terminated earlier in accordance with their terms, continue until January 29, 2022. In January 2021, the existing agreements with Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari were extended for another three-year term and, unless terminated earlier in accordance with their terms, continue until February 3, 2024.
The agreements with our NEOs establish a minimum level of base salary and provide for participation in our SIP, MIP, and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance and reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s and Ms. Meyrowitz’s agreements also provide for minimum MIP and LRPIP target award levels during the term of the agreements. Mr. Herrman’s agreement provides for a specified company match under our ESP. Ms. Meyrowitz’s agreement provides for annual stock awards with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs. During FY21, the ECC approved and Ms. Meyrowitz agreed to the alternate mix of long-term incentive compensation for FY21 described above.
EXECUTIVE CHAIRMAN COMPENSATION
The ECC recognizes that the role of executive chairman varies across different companies. In establishing compensation for Ms. Meyrowitz, our Executive Chairman, the ECC was advised by Pearl Meyer and evaluated other companies with executive chairman positions and took into account the degree of active involvement that Ms. Meyrowitz has as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature. Ms. Meyrowitz is an active and integral member of the executive management team in addition to serving as Chairman of the Board. In her role as Executive Chairman, she serves as a key resource in the areas of merchandising, marketing, and internal training, drawing upon her decades of experience with our distinct off-price business model and her extensive understanding of consumer trends, vendor relationships and the evolving retail environment. She provides support to our CEO, CFO, and other members of senior management, with an emphasis on strategic initiatives, business innovation and long-term company strategy, including in responding to the COVID-19 pandemic. Ms. Meyrowitz has wide ranging, in-depth knowledge of our business and the retail industry overall, and our Board strongly believes that she continues to make significant contributions to TJX’s long-term growth and success as a senior executive at TJX in addition to providing experienced leadership to the Board. During FY21, the ECC reviewed additional market information and advice from Pearl Meyer, including an evaluation of other Fortune 200 companies with executive chairman positions, and determined that compensation for Ms. Meyrowitz continues to be reasonable and appropriate in light of her ongoing responsibilities and contributions to TJX.
SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS
We provide benefits to our executive officers in connection with certain terminations of employment, and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. Each of our NEOs has entered into participation agreements under our Executive Severance Plan (Severance Plan). The Severance Plan provides for payments and benefits upon a qualifying termination of employment (other than in connection with a change of control of TJX) and includes restrictive covenants and other conditions. The terms of certain of our long-term incentive awards under our SIP and LRPIP include special retirement vesting provisions for our NEOs and other participants, as discussed with the compensation tables below. Change of control benefits continue to be provided to our NEOs under the terms of their employment agreements.
We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.
POLICIES ON CLAWBACK, FORFEITURE, AND RECOVERY OF COMPENSATION
Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board Committee will evaluate the circumstances and may, in its discretion, recover from any current or former executive officer the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results. Our clawback policy was expanded in FY19 after the ECC considered shareholder perspectives, our peer group and market practice, proxy advisor guidelines, proposed regulations and other legal considerations, as well as cultural factors and risk considerations specific to TJX. The expanded policy no longer requires a Board determination that the executive officer engage in fraudulent or illegal conduct and instead provides the Board or a Board Committee with the discretion to recover compensation in the event of a material restatement of financial results whether or not the executive officer is individually “at fault.”

48	The TJX Companies, Inc.

Compensation Discussion and Analysis
Outside of our clawback policy, we also consider other potential recourse mechanisms as part of our approach to executive compensation. In addition to potential legal remedies and disciplinary or other employment actions that may be available to the Company, NEO compensation may be subject to forfeiture, recovery, or adjustment in a variety of circumstances under our other policies, plans and agreements, including forfeiture of compensation if an NEO’s employment is terminated for “cause” under the terms of our NEO employment agreements, which includes, among other things, willful misconduct that violates company policy (including company policies regarding harassment) and is materially harmful to the reputation or business of the Company; forfeiture and recovery of compensation in the event an NEO breaches applicable restrictive covenants; and potential downward adjustments by the ECC to pay opportunities or incentive plan payouts.
ANNUAL COMPENSATION RISK ASSESSMENT
As discussed in Compensation Program Risk Assessment on p. 18, we consider our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. In FY21, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.
TAX AND ACCOUNTING CONSIDERATIONS
As a result of federal tax legislation enacted in 2017, compensation paid to certain covered executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. Accordingly, the ECC anticipates that compensation paid to NEOs in excess of $1 million will generally not be deductible by the Company. The ECC believes that shareholder interests are best served if the ECC continues to retain flexibility and discretion to approve and amend compensation arrangements to support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended January 30, 2021.
Executive Compensation Committee
Rosemary T. Berkery, Chair
José B. Alvarez
Alan M. Bennett
Jackwyn L. Nemerov
Willow B. Shire

2021 Proxy Statement	49

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE
The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during FY21 (collectively, our named executive officers (NEOs)):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Ernie Herrman Chief Executive Officer and President	2021	$ 1,489,232	—	$ 7,862,971	—	$ 3,014,278	$ 1,909,764	$ 265,492	$ 14,541,737
	2020	1,600,001	—	9,632,872	—	5,030,082	2,205,544	615,177	19,083,676
	2019	1,600,001	—	9,632,857	—	5,567,597	409,260	1,613,055	18,822,770
Scott Goldenberg SEVP, Chief Financial Officer	2021	930,955	—	2,856,036	—	793,120	416,245	135,202	5,131,558
	2020	973,601	—	3,580,075	—	1,269,342	560,409	289,016	6,672,443
	2019	931,156	—	3,579,297	—	1,390,128	253,255	276,116	6,429,952
Carol Meyrowitz Executive Chairman	2021	968,000	—	4,228,011	—	1,959,280	786,112	42,107	7,983,510
	2020	1,040,000	—	5,000,090	—	3,269,552	1,142,514	43,350	10,495,506
	2019	1,040,000	—	5,000,065	—	3,629,064	1,519,967	71,981	11,261,077
Richard Sherr SEVP, Group President	2021	1,068,310	—	3,026,837	—	1,006,956	814,852	148,938	6,065,893
	2020	1,112,310	—	3,624,027	—	1,582,581	953,498	323,883	7,596,299
	2019	1,067,309	—	3,623,261	—	1,508,775	234,763	310,932	6,745,040
Kenneth Canestrari SEVP, Group President	2021	858,462	—	2,209,220	—	650,185	524,402	126,453	4,368,722
	2020	893,847	—	2,756,065	—	1,041,621	644,965	266,800	5,603,298
	2019	855,290	—	2,755,996	—	1,140,521	135,115	257,167	5,144,089
(1)Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year, and the temporary salary reductions during FY21 discussed in the CD&A, above. Includes amounts that have been deferred under the ESP, if applicable.
(2)Reflects the aggregate grant date fair value of stock awards, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The underlying valuation assumptions for RSU awards granted during FY21 are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for FY21. As discussed in the CD&A above, although no PSUs were granted during FY21 due to the uncertainty and significant disruption to our business at the time when financial performance goals would typically be set, PSUs were re-introduced to the long-term incentive program for FY22.
(3)Reflects amounts earned under both MIP and LRPIP. For FY21, MIP amounts were: Mr. Herrman, $1,787,078; Mr. Goldenberg, $409,620; Ms. Meyrowitz, $1,161,600; Mr. Sherr, $470,056; and Mr. Canestrari, $343,385. For the FY19-21 LRPIP cycle, the amounts were: Mr. Herrman, $1,227,200; Mr. Goldenberg, $383,500; Ms. Meyrowitz, $797,680; Mr. Sherr, $536,900; and Mr. Canestrari, $306,800. FY21 amounts earned under MIP and LRPIP were paid in calendar 2021.
(4)Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. For FY21, the change in pension values for each NEO (other than Ms. Meyrowitz) was primarily driven by lower interest rate assumptions (due to the low interest rate environment at the end of FY21). The benefit formulas under our pension plan and our SERP did not change in FY21. Refer to Pension Benefits, below, for more information. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

50	The TJX Companies, Inc.

Compensation Tables
(5)The table below provides additional details about the amounts listed under All Other Compensation for FY21. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

Name	Automobile Benefit	Reimbursement for Financial Planning Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Total All Other Compensation
Ernie Herrman	$ 35,904	$ 1,500	$ 226,953	$ 1,135	$ 265,492
Scott Goldenberg	35,904	1,500	96,663	1,135	135,202
Carol Meyrowitz	35,904	1,500	3,568	1,135	42,107
Richard Sherr	35,904	1,500	110,399	1,135	148,938
Kenneth Canestrari	35,904	—	89,414	1,135	126,453
(a)Reflects matching contributions under our 401(k) plan for each NEO and matching company credits under our ESP for each NEO (other than Ms. Meyrowitz). More information about ESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.
(b)Reflects company-paid amounts under our U.S. management life insurance program.
Our NEOs were entitled under their employment agreements to participate in the SIP, MIP, and LRPIP and during FY21 received cash incentives and equity incentives pursuant to these plans. The employment agreements with Ms. Meyrowitz and Mr. Herrman provide for target award opportunities of at least 150% of their respective base salaries for MIP and at least 100% of their respective base salaries for LRPIP, and an automobile allowance commensurate with their positions. The employment agreement with Ms. Meyrowitz provides for annual stock awards during the term of her agreement with a total grant date value of $5 million, as described in the CD&A on p. 48. The employment agreement with Mr. Herrman provides for a specified company match under the ESP.
All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for FY21. All of our NEOs except Ms. Meyrowitz received company credits under the ESP and were eligible to participate in our alternative SERP benefit for FY21. Ms. Meyrowitz participated in our primary SERP benefit. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

2021 Proxy Statement	51

Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021
The following table reports potential payouts under our cash incentive awards and reports stock awards that were granted during FY21 to our NEOs:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(3)	6/9/20	—	$2,233,848
LRPIP(4)	6/9/20	—	3,369,840	$6,739,680
RSUs(5)	6/9/20							139,811			$7,862,971
Scott Goldenberg
MIP(3)	6/9/20	—	512,025
LRPIP(4)	6/9/20	—	1,224,000	2,448,000
RSUs(5)	6/9/20							50,783			2,856,036
Carol Meyrowitz
MIP(3)	6/9/20	—	1,452,000
LRPIP(4)	6/9/20	—	1,812,000	3,624,000
RSUs(5)	6/9/20							75,178			4,228,011
Richard Sherr
MIP(3)	6/9/20	—	587,570
LRPIP(4)	6/9/20	—	1,297,200	2,594,400
RSUs(5)	6/9/20							53,820			3,026,837
Kenneth Canestrari
MIP(3)	6/9/20	—	429,231
LRPIP(4)	6/9/20	—	946,800	1,893,600
RSUs(5)	6/9/20							39,282			2,209,220
(1)Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.
(2)Reflects the grant date fair value of RSU awards. RSUs are valued based on the closing price of our common stock on the NYSE on the grant date, $56.24. The grant date fair value of RSUs is based on the number of RSUs subject to the award. The underlying valuation assumptions for RSU awards are further discussed in Note I to our consolidated financial statements filed with our Annual Report on Form 10-K for FY21. See footnote (2) to the Summary Compensation Table above.
(3)Reflects award opportunities under the FY21 MIP. Actual amounts earned under the FY21 MIP awards are discussed in the CD&A and footnote (3) to the Summary Compensation Table.
(4)Reflects award opportunities under the FY21-23 LRPIP cycle discussed in the CD&A.
(5)Reflects RSUs granted under the SIP discussed in the CD&A.
In FY21, we granted all equity incentives under the SIP in the form of RSUs, which have service-based vesting conditions that are satisfied by continuous employment through April 10, 2023 or in the event of certain terminations of employment (as described below). When shares of stock are vested and delivered under an RSU award, the participant is entitled to any dividend equivalents credited since the grant date of the award.

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Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END
The following table provides information on outstanding option and stock awards held as of January 30, 2021 by our NEOs:

		Option Awards				Stock Awards
			Equity Incentive Plan Awards:					Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4)
Ernie Herrman	88,460	—	—	$29.85	9/10/24
	72,800	—	—	36.27	9/17/25
	84,340	—	—	37.52	9/15/26
	86,440	—	—	36.61	9/14/27
						474,155	$30,364,886
								34,734	$2,224,381
Scott Goldenberg	13,026	—	—	36.61	9/14/27
						136,615	8,748,825
								12,987	831,655
Carol Meyrowitz	—	—	—	—	—
						196,503	12,584,052
								17,854	1,143,370
Richard Sherr	—	—	—	—	—
						141,607	9,068,512
								12,968	830,439
Kenneth Canestrari	—	—	—	—	—
						106,012	6,789,008
								9,984	639,391
(1)All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date. In the event an NEO’s employment is terminated by reason of death, disability, retirement at or after age 65 with five or more years of service, or special service retirement (as discussed below under Potential Payments upon Termination or Change of Control) vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, vested options for our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms.
(2)Market values reflect the closing price of our common stock on the NYSE on January 29, 2021 (the last business day of FY21), which was $64.04.

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(3)The stock awards in this column include outstanding RSUs with service-based vesting conditions, PSUs with FY19-21 performance goals, and the unvested portion of the career shares award held by Mr. Herrman. The following table shows the scheduled vesting dates for these outstanding awards as of January 30, 2021:

Name	Category	Number of Unvested Shares/Units	Vesting Date
Ernie Herrman	FY19-21 PSU	137,566	3/2/21
	RSU	54,416	4/10/21
	RSU	42,098	4/10/22
	RSU	139,811	4/10/23
	Career Shares	20,054	Last day of FY22
	Career Shares	20,054	Last day of FY23
	Career Shares	20,052	Last day of FY24
	Career Shares	20,052	Last day of FY25
	Career Shares	20,052	Last day of FY26
Scott Goldenberg	FY19-21 PSU	51,437	3/2/21
	RSU	19,266	4/10/21
	RSU	15,129	4/10/22
	RSU	50,783	4/10/23
Carol Meyrowitz	FY19-21 PSU	70,711	3/2/21
	RSU	28,365	4/10/21
	RSU	22,249	4/10/22
	RSU	75,178	4/10/23
Richard Sherr	FY19-21 PSU	51,344	3/2/21
	RSU	20,424	4/10/21
	RSU	16,019	4/10/22
	RSU	53,820	4/10/23
Kenneth Canestrari	FY19-21 PSU	39,541	3/2/21
	RSU	15,330	4/10/21
	RSU	11,859	4/10/22
	RSU	39,282	4/10/23
Service-based vesting conditions for RSUs will be satisfied by continued employment through the applicable vesting date. For FY19-21 PSUs, service-based vesting conditions were satisfied as of the end of FY21, and the shares reported are the actual amount earned for the period as discussed on pp. 41-43 of the CD&A above and approved by the ECC on March 2, 2021. Mr. Herrman’s career shares award, a restricted stock unit award, was granted in FY16 in connection with his transition to Chief Executive Officer and included performance conditions that were previously satisfied. Service-based vesting conditions for the career shares award will be satisfied by Mr. Herrman’s continued employment through the applicable vesting date. The vested portion of Mr. Herrman’s career shares award, for which delivery has been deferred, is included in the Nonqualified Deferred Compensation Table below. When shares of stock are vested and delivered under a stock award, the participant is entitled to any dividend equivalents credited since the grant date. Stock awards are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which stock awards may accelerate or be settled prior to the scheduled vesting date.
(4)The stock awards in this column include PSUs granted in FY20 with FY20-22 performance goals. The number of shares reported in this column assumes the threshold level of performance (payout at 25%), in accordance with SEC requirements. Actual payout for PSUs could range from 0% to 200% of the target award depending on performance results. When shares of stock are vested and delivered under a PSU award, the participant is entitled to any dividend equivalents credited since the grant date. PSUs are scheduled to vest on the date of ECC approval of the applicable performance results, which typically occurs in March or April after the end of the performance cycle. PSUs also have service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period. PSUs are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which the vesting of PSUs may accelerate or continue following certain terminations of employment or a change of control of TJX.

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Compensation Tables

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2021
The following table provides information relating to option exercises and stock award vesting for our NEOs during FY21:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	—	—	254,704	$ 10,053,129
Scott Goldenberg	—	—	80,474	3,020,609
Carol Meyrowitz	—	—	131,059	4,917,226
Richard Sherr	15,026	$367,025	80,502	3,022,441
Kenneth Canestrari	116,640	3,585,425	60,000	2,242,200
(1)Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting. For Mr. Herrman, this amount includes the portion of his career shares award (20,054 shares) that vested at the end of FY21 and for which delivery has been deferred as described below under Nonqualified Deferred Compensation Plans. For NEOs eligible for special service retirement, this amount includes the following shares withheld from RSU awards during FY21 to cover tax obligations in connection with retirement vesting: Mr. Goldenberg, 474 shares; Ms. Meyrowitz, 697 shares; and Mr. Sherr, 502 shares.

PENSION BENEFITS
In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below. The benefit formulas under our Retirement Plan and SERP, described below, did not change in FY21.
Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($137,000 in each of calendar 2020 and 2021) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $285,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.
Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for the interest adjustment noted above. In determining the primary SERP benefit at age 65, Ms. Meyrowitz was entitled to specified interest rate averaging assumptions under her employment agreement, and her final average earnings for purposes of SERP included base salary and MIP, but not LRPIP, and used the highest average of five years over the preceding ten years.
The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.
Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

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Compensation Tables
PENSION BENEFITS FOR FISCAL 2021
The following table provides information on pension benefits for our NEOs eligible for these benefits as of January 30, 2021. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	31	$ 966,037	—
	SERP (Alternative)	31	8,724,731	—
Scott Goldenberg	Retirement Plan	28	977,958	—
	SERP (Alternative)	28	2,584,630	—
Carol Meyrowitz	Retirement Plan	34	1,167,330	—
	SERP (Primary)	20	39,605,027	—
Richard Sherr	Retirement Plan	28	1,059,425	—
	SERP (Alternative)	28	3,793,903	—
Kenneth Canestrari	Retirement Plan	27	769,283	—
	SERP (Alternative)	27	2,036,083	—
(1)Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.
(2)Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note J to our audited financial statements filed with our Annual Report on Form 10-K for FY21, including a post-retirement mortality assumption based on the sex distinct PRI-2012 Tables projected generationally with Scale MP-2020 from 2012. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for FY21, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.32% for the primary SERP benefit and 1.80% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS
We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during FY21 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. Eligible participants are also entitled to supplemental employer credits. For calendar 2020, the potential match for eligible NEOs was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus an additional performance-based match based on FY21 MIP performance results. No additional performance-based match was earned by our NEOs for FY21. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability.
As of January 30, 2021, all NEOs with ESP employer credits were fully vested. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.
Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

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Compensation Tables
Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2020, this rate was 2.08%. No further deferrals were permitted beginning with FY09 compensation, but previously deferred amounts continue to be credited with notional interest amounts.
Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.
Mr. Herrman was previously granted a performance-based career shares award under our SIP during FY16 in connection with his transition to Chief Executive Officer. The career shares award was subject to the achievement of performance-based vesting conditions, which were previously satisfied. The career shares award is scheduled to vest in full at the end of FY26, with prorated annual vesting beginning at the end of FY20, subject to Mr. Herrman’s continued employment with us. The portion of the career shares award that was unvested at the end of FY21 is reported above in the Outstanding Equity Awards at Fiscal 2021 Year-End table, and the vested portion of the career shares award is reported below in the Nonqualified Deferred Compensation table. Delivery of vested shares underlying the performance-based career shares award held by Mr. Herrman is deferred until six months and one day following Mr. Herrman’s retirement or other separation from service. When shares of stock are vested and delivered under the career shares award, Mr. Herrman is entitled to any dividend equivalents credited during the restricted period.
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2021
The following table provides information on FY21 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$ 148,923	$ 223,385	$ 1,100,032	—	$ 12,145,868
Career Shares	—	1,343,417	104,882	—	2,682,223
Scott Goldenberg
ESP	93,096	93,096	10,476	—	4,803,958
Carol Meyrowitz
GDCP	—	—	14,931	—	705,631
ESP	—	—	1,063,766	—	6,353,707
Richard Sherr
ESP	192,296	106,831	200,292	—	5,882,601
Kenneth Canestrari
ESP	103,015	85,846	337,554	—	3,028,105
(1)Reflects notional credits to participant accounts in ESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.
(2)Reflects notional credits to participant accounts in ESP plus, for Mr. Herrman, the value on the vesting date of the portion of his career shares award and related dividend equivalent amounts that vested in FY21. ESP amounts in this column are also included in the All Other Compensation column in the Summary Compensation Table.
(3)Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, and notional interest under the GDCP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.
(4)The aggregate balance includes deferrals of income for prior fiscal years. For Mr. Herrman, the aggregate balance includes the portion of his career shares award that was vested at the end of FY21, valued based on the closing price of our common stock on the NYSE on January 29, 2021 (the last business day of FY21), and related dividend equivalent amounts. Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred.

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Compensation Tables

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed above in the CD&A.
Severance Plan and Employment Agreements. Each of our NEOs in FY21 participated in our Severance Plan and was party to an employment agreement. The terms of the Severance Plan and these agreements provide for payments in connection with specified termination or change of control events, as summarized below.
•Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health coverage during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, salary continuation for Ms. Meyrowitz will continue to be based on her FY16 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.
Under the employment agreements with each of our NEOs, a termination for cause generally includes the following, subject to the qualifications set forth in the agreements: material and willful dishonesty in the performance of duties, conviction of a felony, willful neglect of material duties, material and continuing conflict of interest, willful misconduct that violates company policy and is materially harmful to the reputation or business of the Company, or a breach of applicable restrictive covenants. Under these agreements or our Severance Plan, upon a termination for cause, our NEOs would not be entitled to any separation benefits other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.
•Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above for a termination other than for cause, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, and any stock option acceleration would be determined under the terms of the applicable award.
•Retirement or Voluntary Termination: Our NEOs would not be entitled to separation benefits under their employment agreements or the Severance Plan upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period. NEOs who satisfy the requirements for special service retirement would remain eligible for amounts under our cash and equity incentive awards, as described under Long-Term Incentive Awards below.
•End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.
•Change of Control: Upon a change of control of TJX (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay any legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.
The events that constitute a change of control under the agreements in effect during FY21 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger, or consolidation followed by consummation of the transactions contemplated by such agreement.
•Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her FY16 salary rate), and base salary would be adjusted for any long-term disability benefits.
A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a

58	The TJX Companies, Inc.

Compensation Tables
change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.
In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.
Long-Term Incentive Awards. Under the terms of our long-term incentive awards, NEOs and other participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service, are eligible for "special service retirement" benefits described below. As of the end of FY21, Mr. Herrman, Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr satisfied the requirements for a special service retirement.
Upon retirement, our NEOs eligible for special service retirement would be entitled to continued vesting of PSUs to the extent applicable goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below) and for settlement of RSUs (with the award adjusted, if applicable, based on the completed portion of the service period). Upon a termination due to death or disability, each of our NEOs would be entitled to acceleration of PSUs at the target level of performance (with the award adjusted to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs eligible for special service retirement would be entitled to settlement of RSUs on the same basis as retirement; and our NEO not eligible for special service retirement would be eligible for acceleration of RSUs (with the award adjusted, if applicable, based on the completed portion of the service period). In the event of a termination without cause or a constructive termination, our NEOs eligible for special service retirement would be entitled to continued vesting of PSUs and settlement of RSUs on the same basis as retirement.
All stock option awards held by our NEOs were vested as of the end of FY21. Following a termination of employment, each of the executives would have been able to exercise vested option awards granted under the SIP in accordance with applicable post-termination exercise periods.
For LRPIP awards, under terms established by the ECC, our NEOs eligible for a special service retirement would be entitled upon retirement to benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, based on the rules described in footnote 2 to the table below (including special terms applicable to Ms. Meyrowitz’s FY21-23 LRPIP award).
Unvested equity awards under the SIP do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for PSUs will be deemed satisfied at target upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and any unvested PSUs, RSUs, and stock options, and the unvested portion of Mr. Herrman’s career shares award, will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control.
Except as described above in connection with a change of control of TJX, the unvested portion of Mr. Herrman’s career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.
Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control. As of the end of FY20, all of our NEOs were fully vested in their ESP employer credit accounts. Our NEOs were also eligible for SERP benefits described above under Pension Benefits.
Related Provisions. Under the terms of their employment agreements and the Severance Plan, each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements, the Severance Plan, and SERP; benefits under LRPIP following special service retirement; and benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP (including additional performance-based credits previously earned by Mr. Herrman), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment. Each NEO has also acknowledged our clawback policy, which continues to apply to executive officers following a termination of employment for any reason.
The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

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Compensation Tables
The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on January 30, 2021, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.
Triggering Event and Payments(1)

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Richard Sherr	Kenneth Canestrari
Death/Disability
Severance	$ 3,200,000	$ 1,952,000	$ 3,150,000	$ 2,240,000	$ 1,800,000
MIP/LRPIP(2)	2,189,947	741,333	1,901,333	899,067	582,267
Equity Awards(3)	16,007,022	3,400,900	7,938,524	3,466,476	2,658,188
Other Benefits(4)	162,550	121,124	129,263	129,263	129,263
Total(5)	21,559,519	6,215,357	13,119,120	6,734,806	5,169,718
Retirement or Voluntary Termination
LRPIP(2)	2,189,947	741,333	1,901,333	899,067	—
Equity Awards(3)	16,007,022	3,400,900	7,938,524	3,466,476	—
Total	18,196,969	4,142,233	9,839,857	4,365,543	—
Termination without Cause/Constructive Termination
Severance	3,200,000	1,952,000	3,150,000	2,240,000	1,800,000
MIP/ LRPIP(2)	2,189,947	741,333	1,901,333	899,067	582,267
Equity Awards(3)	16,007,022	3,400,900	7,938,524	3,466,476	—
Other Benefits(4)	162,550	121,124	129,263	129,263	129,263
Total	21,559,519	6,215,357	13,119,120	6,734,806	2,511,530
Change of Control
Settlement of MIP/LRPIP	4,969,840	1,724,000	2,852,000	1,997,200	1,346,800
Settlement of Stock Awards(3)	6,016,898	2,249,608	4,639,183	3,369,475	—
Total	10,986,738	3,973,608	7,491,183	5,366,675	1,346,800
Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	10,986,738	3,973,608	7,491,183	5,366,675	1,346,800
Equity Awards(3)	24,967,564	6,626,274	8,124,409	6,953,125	4,372,462
Severance	8,000,000	3,025,600	6,270,000	3,472,000	2,700,000
Other Benefits(4)	157,647	129,968	133,404	133,404	133,404
Total(5)	44,111,949	13,755,450	22,018,996	15,925,204	8,552,666

60	The TJX Companies, Inc.

Compensation Tables
(1)We used the following assumptions to calculate the payments set forth in the table:
•We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.
•In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.
•We valued stock awards using $64.04, the closing price of our common stock on the NYSE on January 29, 2021, the last business day of the fiscal year. We included, where applicable, the full value of all stock awards ($64.04 per share), assuming target performance for PSUs with performance periods ending after January 30, 2021, plus the value of any accumulated dividends or dividend equivalents as of January 30, 2021 that would be payable with respect to such awards. See the Outstanding Equity Awards table on p. 53 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.
•In addition to the amounts described in this table, our NEOs were eligible for the benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.
For purposes of this table, we did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 30, 2021; any amounts in respect of stock options because all stock options held by the NEOs were vested as of January 30, 2021; any amounts in respect of PSUs with performance periods ending on January 30, 2021; any amounts in respect of other outstanding equity awards that would not have accelerated upon or continued vesting following the triggering event (except that we included the portion of RSU awards for which the service-based vesting condition was satisfied due to eligibility for special service retirement); or any deferred compensation amounts that would not have been enhanced upon or following the triggering event.
In the case of a change of control (both with and without a termination of employment) occurring on January 30, 2021, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described below in footnote 3 of this table; that only a portion of the value of RSUs and accumulated cash dividends with respect to such awards, and certain other payments, would have been treated as contingent upon a change of control; that the full value, at target, of FY19-21 PSUs, together with accumulated cash dividends with respect to such awards, would be treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during FY21. Applying these assumptions, we determined that no mandatory reduction to benefits for our NEOs would have been required in the case of a change in control (with or without) a qualifying termination occurring on January 30, 2021.
(2)MIP/LRPIP includes an amount for each applicable LRPIP cycle ending after January 30, 2021, assuming target performance. For each NEO, the LRPIP amounts would have been subject to proration based on the portion of the cycle completed as of January 30, 2021, determined based on the number of completed months in the cycle or, in the event of special service retirement, the number of completed years in the cycle, except that Ms. Meyrowitz’s FY21-23 LRPIP award would be prorated two-thirds if she has remained employed through the last day of FY21 and would not be prorated if she has remained employed through the last day of FY22. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, any LRPIP amounts (after applicable proration) would have been paid based on actual performance. In the event of termination due to death or disability, the MIP award for an open fiscal year would have been paid at target without proration. In the event of termination without cause or constructive termination, the MIP award for an open fiscal year would have been paid based on actual performance and prorated between 50% and 100% based on days completed in the fiscal year.
(3)Equity awards include, where applicable, RSUs and FY20-22 PSUs. The value of continued vesting of PSUs included in this table assumes that applicable performance conditions are satisfied at target following special service retirement or termination without cause or constructive termination. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of PSUs held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s PSUs would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. FY20-22 PSUs (after applicable proration) would vest immediately at target upon termination due to death or disability during the performance period (or based on the greater of target or actual performance if termination due to death or disability occurs after the end of the performance period). In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration or settlement of RSUs held by our NEOs would be subject to proration, if applicable, based on the completed portion of the service vesting period. Equity awards do not include automatic full accelerated vesting upon a change of control of TJX. Equity awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table, except that FY20-22 PSUs are included under “Change of Control” in this table to the extent the applicable service conditions were satisfied and the award would have been settled at target in connection with a change of control on January 30, 2021.
(4)Other benefits include amounts for continued health coverage, life insurance coverage, and/or automobile benefits. For health coverage, we estimated an amount sufficient after taxes to cover the cost of continuation of medical, dental, and vision benefits based on the COBRA rates in effect as of January 30, 2021 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of January 30, 2021.
(5)In the event of death on January 30, 2021, the beneficiaries of each of our NEOs would also have been entitled to a life insurance benefit of $975,000 under our management- and executive-level life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for FY21.

2021 Proxy Statement	61

Compensation Tables

CEO PAY RATIO
At the end of FY21, we operated over 4,500 retail stores and employed approximately 320,000 Associates worldwide. Approximately 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.
Our CEO’s annual total compensation for FY21 was $14,541,737 as reported in the Summary Compensation Table above. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $13,135 for FY21, which resulted in an estimated ratio of 1,108:1. To identify the median employee for FY21 in accordance with SEC rules, we included all employees in our global operations as of the last day of FY21, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2020 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2020. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year. As a result of this process, the FY21 median employee for purposes of our pay ratio estimate was a part-time hourly retail store Associate.
SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

62	The TJX Companies, Inc.

DIRECTOR COMPENSATION

OVERVIEW
For FY21, our non-employee directors were entitled to the following compensation:
Non-Employee Director Compensation

Annual cash retainer	$90,000
Annual deferred stock awards (target level)	$170,000
Additional annual retainers
Audit Committee Chair	$28,000
Audit Committee member (other than the Chair)	$15,000
Chair of the subcommittee of the Audit Committee	$26,000
Executive Compensation Committee Chair	$23,000
Executive Compensation Committee member (other than the Chair)	$10,000
Corporate Governance Committee Chair	$18,000
Corporate Governance Committee member (other than the Chair)	$8,000
Finance Committee Chair	$18,000
Finance Committee member (other than the Chair)	$8,000
Lead Director	$70,000
Each non-employee director is eligible for two annual deferred stock awards (including deferred dividend awards) under our SIP. For FY21, the total target value of these deferred stock awards was $170,000. Deferred stock awards are prorated for non-employee directors who are first elected as a director on a date other than the date of the Company’s annual meeting. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.
Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and Committee meetings.
Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. As of the end of FY21, Mr. Bennett, Ms. Berkery, Ms. Nemerov, and Ms. Shire have amounts deferred under the ESP and Mr. Bennett and Ms. Shire have amounts deferred under the GDCP. We do not provide retirement, health, or life insurance benefits to our non-employee directors.
During FY21, cash retainers for non-employee directors were temporarily reduced by 30% for the period beginning April 12, 2020 until July 5, 2020. The actual cash retainers earned by each non-employee director for FY21, reflecting the temporary reduction, is shown in the table below.

2021 Proxy Statement	63

Director Compensation
The following table provides compensation information for our non-employee directors for FY21. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for FY21 is provided with that of the other NEOs in the CD&A and in the accompanying tables above.

DIRECTOR COMPENSATION FOR FISCAL 2021

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)(3)	Total
Zein Abdalla	$ 98,662	$ 170,000	268,662
José B. Alvarez	40,648	123,590	164,238
Alan M. Bennett	162,181	170,000	332,181
Rosemary T. Berkery	115,188	170,000	285,188
David T. Ching	129,377	170,000	299,377
C. Kim Goodwin	27,976	104,891	132,867
Michael F. Hines	117,277	170,000	287,277
Amy B. Lane	114,485	170,000	284,485
Jackwyn L. Nemerov	100,523	170,000	270,523
John F. O’Brien	91,215	170,000	261,215
Willow B. Shire	109,831	170,000	279,831
(1)Reflects the temporary reductions in cash retainers during FY21 discussed above. Includes amounts that have been deferred under the ESP, if applicable.
(2)Reflects the grant date fair value of annual deferred share awards totaling $170,000 (or, for Mr. Alvarez and Ms. Goodwin, prorated deferred share awards granted upon their elections to the Board of Directors in September 2020 and October 2020, respectively), determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date.
(3)The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of January 30, 2021:

Name	Outstanding Stock Awards*
Zein Abdalla	23,900
José B. Alvarez	2,156
Alan M. Bennett	103,960
Rosemary T. Berkery	5,702
David T. Ching	64,130
C. Kim Goodwin	1,907
Michael F. Hines	108,750
Amy B. Lane	86,701
Jackwyn L. Nemerov	16,441
John F. O’Brien	122,834
Willow B. Shire	128,996
*Includes awards of 1,078 deferred shares for Mr. Alvarez, 954 deferred shares for Ms. Goodwin, and 1,511 deferred shares for each other non-employee director that are unvested as of the end of FY21 and scheduled to vest on the day before the 2021 Annual Meeting.

64	The TJX Companies, Inc.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 30, 2021 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	46,190,964	$41.79	33,917,220
Equity compensation plans not approved by security holders	—	—	—
Total	46,190,964	$41.79	33,917,220
We use one equity compensation plan, the Stock Incentive Plan (or SIP). Shareholders most recently approved the number of securities issuable under the SIP in 2013. Securities reported in column (a) include outstanding options, performance share unit awards, and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 3,586,863 shares subject to other awards.
For additional information concerning our equity compensation plan see Note I to our consolidated financial statements included in our Annual Report on Form 10-K for FY21.

2021 Proxy Statement	65

STOCK OWNERSHIP

BENEFICIAL OWNERSHIP
The following table shows, as of April 9, 2021, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	51,296	(1)
José B Alvarez	3,874
Alan M. Bennett	112,739
Rosemary T. Berkery	11,813
Kenneth Canestrari	91,284
David T. Ching	81,406
Scott Goldenberg	65,821
C. Kim Goodwin	1,922
Ernie Herrman	653,775
Michael F. Hines	109,565
Amy B. Lane	116,102	(2)
Carol Meyrowitz	218,199
Jackwyn L. Nemerov	16,978
John F. O’Brien	251,666
Richard Sherr	54,190
Willow B. Shire	170,728
All Directors and Executive Officers as a Group (17 Persons)	2,243,471
(1)Mr. Abdalla shares voting and dispositive power over 20,564 shares of common stock with his spouse.
(2)Ms. Lane shares voting and dispositive power over 440 shares of common stock with her spouse.
The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted.
The shares listed in the table above include:
•Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 22,557; Mr. Alvarez 1,087; Mr. Bennett 103,216; Ms. Berkery 4,222; Mr. Ching 63,088; Ms. Goodwin 961; Mr. Hines 108,042; Ms. Lane 85,828; Ms. Nemerov 15,042; Mr. O’Brien 122,232; Ms. Shire 128,440; and all directors and executive officers as a group 654,715.
•Deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 9, 2021: Mr. Alvarez 1,087; Ms. Goodwin 961; each other non-employee director 1,523; and 15,755 for all directors and executive officers as a group.
•Shares of common stock that the following persons had the right to acquire on April 9, 2021 or within 60 days thereafter through the exercise of vested options or through a vested right to delivery of shares under the terms of stock awards: Mr. Canestrari 15,330; Mr. Goldenberg 37,197; Mr. Herrman 426,564; Ms. Meyrowitz 35,579; Mr. Sherr 25,618; and all directors and executive officers as a group 670,462.
Shares listed do not include, if not scheduled to vest within 60 days of April 9, 2021, unvested performance share unit awards or unvested restricted stock unit awards. Estimated accumulated dividend amounts are based on the closing price of our common stock on April 9, 2021.

66	The TJX Companies, Inc.

Stock Ownership
The following table shows, as of April 9, 2021, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
Wellington Management Group LLP(1) 280 Congress Street Boston, MA 02210	101,159,381	8.43%
The Vanguard Group, Inc.(2) 100 Vanguard Boulevard Malvern, PA 19355	94,584,686	7.88%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	86,924,164	7.2%
(1)Amounts based on ownership of Wellington Management Group LLP and certain affiliated entities at December 31, 2020 as indicated in its Schedule 13G/A filed with the SEC on February 4, 2021, which reflected shared voting power with respect to 96,618,372 of the shares and shared dispositive power with respect to 101,159,381 of the shares.
(2)Amounts based on ownership of The Vanguard Group, Inc. and certain subsidiaries at December 31, 2020 as indicated in its Schedule 13G/A filed with the SEC on February 10, 2021, which reflected sole voting power with respect to 0 of the shares, shared voting power with respect to 2,087,991 of the shares, sole dispositive power with respect to 89,215,351 of the shares and shared dispositive power with respect to 5,369,335 of the shares.
(3)Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2020 as indicated in its Schedule 13G/A filed with the SEC on February 1, 2021, which reflected sole voting power with respect to 74,186,286 of the shares and sole dispositive power with respect to 86,924,164 of the shares.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers (and persons who own more than 10% of our equity securities) to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on a review of the reports furnished to us or filed with the SEC and upon information furnished by these parties, all reports for FY21 were timely filed, but a Form 5 filed on behalf of Ms. Nemerov for FY21 reflected the inadvertent delay in reporting prior acquisitions of approximately 11 shares of common stock in the aggregate due to an administrative oversight.

2021 Proxy Statement	67

SHAREHOLDER PROPOSALS

PROPOSAL 4: SHAREHOLDER PROPOSAL

REPORT ON ANIMAL WELFARE
We received the following proposal from Brianna Lynn Harrington, 1001 2nd Street, Suite 325, Napa, California, 94559, a beneficial owner of 66 shares of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
TJX—2021
Whereas, TJX Chief Executive Officer and President has stated, “… being mindful of our impact on the environment, and operating our business ethically, we address the interests of our stakeholders – specifically, our Associates, customers, communities, vendors, and shareholders. We believe it’s important that they know we share their values”, however, there is a lack of congruency between the Company’s “values” and the absence of any consistent animal welfare policy at TJX;
Whereas, while TJX has issued public statements and ensuring that “Company values” and “ethics” are enforced throughout our supply chain, including listing their “Fur Practices” on their website, animal welfare is completely absent from governance documents. The internal capacity already developed by ethical sourcing in the supply chain could be leveraged to broaden the scope of due diligence to avoid animal cruelty;
Whereas, in 2020, TJX’s announced their retail stores, globally, are fur-free. However, TJX stores continue to sell products made with animal-sourced materials (e.g., wool, cashmere and angora) that can be associated with cruelty.
Ultimately, when animals are part of the supply chain, in the absence of consistent anti- cruelty policies of our company, they will continue to be at risk of exploitation and suffering. As a follow up to its long overdue fur ban, we urge TJX to be consistent across all its brands with a comprehensive animal welfare policy.
Whereas, recently, numerous companies and designers have adopted more humane, ethical approaches regarding animal welfare, including Jean Paul Gaultier, Gucci, Michael Kors, Armani, Macy’s and Bloomingdale’s. Covergirl, the world’s largest cosmetics company, went “cruelty free” in 2018;
Whereas, our Company may be viewed as a laggard on ensuring the safe, humane and ethical treatment of animals throughout TJX’s supply chain;
Whereas, over a dozen countries have passed laws enhancing animal welfare – with many more pending – further emphasizing the growing disapproval regarding animal cruelty. Laws may soon require eliminating cruelly sourced animal products. Rather than be perceived as an outdated retailer, taking proactive steps in response to trends and consumer preference would enhance TJX’s image, Company and shareholder value, minimizing legal and regulatory risk;
BE IT, THEREFORE, RESOLVED: Shareholders request that the Board of Directors, at reasonable cost and omitting proprietary information, commission an independent analysis of any material risks of continuing operations without a company-wide animal welfare policy or restrictions on animal-sourced products associated with animal cruelty. Such report should assess the operational, reputational and financial implications of the company’s vendor policies pertaining to oversight on animal welfare throughout the supply chain, and to report to shareholders no later than September 2021.

68	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•TJX is committed to operating responsibly as well as sourcing ethically. A key component of our Global Social Compliance Program is TJX’s Vendor Code of Conduct, which is available on our website, TJX.com, and which requires merchandise vendors to comply with all applicable laws and regulations, expressly including animal protection laws. Acceptance of the Vendor Code is part of TJX’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship.
•In 2020, our entire global business became fur-free. Across all of our banners and regions, we do not knowingly purchase or sell products that contain real fur.
•A wide-ranging study on the risks of operating the business without a company-wide animal welfare policy is not necessary as TJX’s existing policies and practices are appropriate for operating a responsible business.

TJX’s Global Social Compliance Program and Vendor Code of Conduct: TJX is committed to operating responsibly as well as sourcing ethically and in compliance with all applicable laws and regulations. Our approach to social compliance focuses our efforts where we believe we are most likely to have a meaningful impact. We aim to respond to social compliance challenges by making our commitments clear to our vendors, buying agents, and buyers; by our auditing and training efforts; by responding to issues as appropriate for our business; and by continuing to enhance our global corporate responsibility reporting.
The Vendor Code of Conduct, or Vendor Code, which is available on our website, TJX.com, is a key component of TJX’s Global Social Compliance Program. By its terms, the Vendor Code requires our merchandise vendors to comply with all applicable laws and regulations, expressly including animal protection laws. The same terms apply to any subcontractors and any other third parties that merchandise vendors may use in the production or distribution of goods we offer for sale. Acceptance of TJX’s Vendor Code is part of the Company’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship. We collaborate closely with our buying offices in various parts of the world to reinforce our expectations with local production facilities to operate responsibly and in compliance with the Vendor Code.
TJX’s Approach to Animal Welfare: In 2020, TJX’s entire global business became fur-free. Across all of our banners and regions, we do not knowingly purchase or sell products that contain real fur. In Europe and Australia, we do not knowingly source goods containing angora. Across all of our geographies, we offer products from time to time that contain shearling, hair calf, or hide. Because the process for procuring merchandise for our off-price model is complex, if an item containing fur is mistakenly sold to us or sent to our stores or e-commerce sites, we work quickly to remove the item.
Prior to our entire global business becoming fur free, a substantially similar shareholder proposal received less than 8% support from our shareholders in 2020. We believe this reflects support for our approach to managing risk related to animal welfare.
TJX’s Social Compliance Training: To advance the objectives of TJX’s Global Social Compliance Program, the Company regularly conducts education and compliance trainings with buying agents, vendors, and factory management who are involved with products that we have helped design or develop to be manufactured just for us. This has expressly included training regarding our practices on the sale of fur, and we are currently updating our training materials to reflect that our entire global business is now fur-free. In recent years, we have conducted training sessions in China, India, Indonesia, Korea, Mexico, the Philippines, Taiwan, Thailand, Turkey, the United States, and Vietnam. In addition, TJX Associates involved in the development and buying of merchandise are expected to undergo formal social compliance training biennially. This training also addresses our practices on the sale of fur.
In Conclusion: The Board believes that commissioning a wide-ranging study on the risks of operating the business without a company-wide animal welfare policy or restrictions on animal-sourced products associated with animal cruelty is unnecessary in light of TJX’s existing policies and practices, which are appropriate for operating a responsible business. The Vendor Code requires merchandise vendors to comply with all applicable laws and regulations, expressly including animal protection laws, and our social compliance trainings address the Company’s fur practices explicitly. Accordingly, we believe that TJX’s approach to managing risk related to animal welfare is appropriate for our business.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 4.

2021 Proxy Statement	69

Shareholder Proposals

PROPOSAL 5: SHAREHOLDER PROPOSAL

SETTING TARGET AMOUNTS FOR CEO COMPENSATION
We received the following proposal from Trillium Asset Management, LLC, Two Financial Center, 60 South Street, Suite 1100, Boston, Massachusetts, 02111, on behalf of each of Plymouth Congregational Church, a beneficial owner of 927 shares of our common stock, Persephone LLC, a beneficial owner of 446 shares of our common stock, Mayberry LLC, a beneficial owner of 635 shares of our common stock, Trillium ESG Global Equity Fund, a beneficial owner of 120,000 shares of our common stock, and the John Hancock ESG Large Cap Core Fund, a beneficial owner of 18,641 shares of our common stock; The Sustainability Group of Loring, Wolcott & Coolidge Fiduciary Advisors, LLP, 230 Congress Street, Boston, Massachusetts, 02110, on behalf of the W. Andrew Mims Trust, a beneficial owner of at least $2,000 of our common stock held in the custody of Loring, Wolcott & Coolidge Trust, LLC; and Newground Social Investment, 111 Queen Anne Avenue North, #500, Seattle, Washington, 98109, on behalf of Peter Feichtmeir, a beneficial owner of at least $2,000 of our common stock.
In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.
As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.
Shareholder Proposal
RESOLVED: Shareholders of The TJX Companies, Inc. (the “Company”) request that the Executive Compensation Committee (the “Committee”) of the Board of Directors take into consideration the pay grades and/or salary ranges of all classifications of Company employees when setting target amounts for Chief Executive Officer (“CEO”) compensation. Compliance with this policy is excused if it will result in the violation of any existing contractual obligation or the terms of any existing compensation plan.
SUPPORTING STATEMENT
This proposal encourages the Committee to consider whether the CEO’s compensation is internally aligned with the Company’s pay practices for its other employees. Under this proposal, the Committee will have discretion to determine how other employees’ pay should influence CEO compensation. This proposal does not require the Committee to use employee pay data in a specific way to set CEO compensation.
This proposal is not a request for new disclosures. Rather, it is a suggested improvement and enhancement to the Committee’s process for setting target amounts for the CEO’s compensation. Under this proposal, how the Committee would consider employee compensation is within its discretion. The Committee also retains authority to use peer group data or any other relevant information when setting CEO pay targets.
Like at many companies, the Committee has used peer group benchmarks of what other companies pay their CEOs to set its target CEO pay. To ensure that the Company’s CEO compensation is reasonable relative to the Company’s overall employee pay philosophy and structure, we believe that the Committee should also consider the pay grades and/or salary ranges of all Company employees when setting CEO compensation target amounts.
Over time, using peer group benchmarks as the primary measure to set CEO compensation targets can lead to pay inflation. Although many companies target CEO compensation at the median of their peer group, certain companies have targeted their CEO’s pay above median. In addition, peer groups can be cherry-picked to include larger or more successful companies where CEO compensation is higher. (Elson and Ferrere, “Executive Superstars, Peer Groups and Overcompensation,” Journal of Corporation Law, Spring 2013).
According to one study, labor productivity as measured by sales per employee was lower for companies with higher pay ratios. (Block, “Income Inequality and the Intracorporate Pay Gap,” MSCI, April 2016). Another study found high pay ratios can negatively affect consumer purchases. (Mohan et al., “Consumers Avoid Buying From Firms With Higher CEO-to-Worker Pay Ratios,” Journal of Consumer Psychology, April 2018).
High pay disparities between CEOs and other senior executives can undermine collaboration and teamwork. High levels of CEO pay can also negatively affect the morale and productivity of non-senior executive employees.
The Company reports that it paid its median employee $12,006 in fiscal 2020. In its 2019 CSR Report, it reports 78% of its global workforce is female and 57% of its U.S. workforce is people of color.

70	The TJX Companies, Inc.

Shareholder Proposals
STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.
•The Executive Compensation Committee, or ECC, follows a robust decision-making process and already receives and has access to a broad range of information about TJX’s compensation practices and pay structures at various levels throughout our global organization. We believe the ECC should continue to determine the most effective and efficient way to assess the information that it considers to be relevant to its decision-making process.
•TJX is guided by global compensation principles intended to support pay practices across the organization, both for executives and non-executives, and the Company has processes in place to monitor and support the oversight of compensation in the many geographies where we operate.
•Implementing the proposal would not add meaningful value to the thoughtful and deliberate process already followed by the ECC or to the disclosure the Company already provides to shareholders.

The ECC’s robust decision-making process: Our ECC considers executive compensation matters in the context of the Company’s business, industry, and broader global organization, as well as TJX’s global total rewards principles. The ECC seeks to design an executive compensation program that supports our core compensation objectives discussed above in the Compensation Discussion and Analysis (CD&A). Having a highly engaged senior leadership team with the ability to successfully execute our business in dynamic retail environments has been critical to our strong performance over many years. This proxy statement, including the above CD&A, provides extensive information to shareholders about the process followed by the ECC in making executive compensation decisions and the compensation paid to the Company’s executive officers, including the Chief Executive Officer, and describes the numerous quantitative and qualitative factors that are taken into account by the ECC in determining the overall level of executive compensation and establishing the design and mix of its specific elements. The well-being of our Associates during the COVID-19 pandemic was a key consideration for the ECC in making compensation decisions for FY21, as discussed further in the above CD&A.
The ECC also receives and has access to a broad range of information about TJX’s broad-based pay strategies and practices. Among other things, the ECC receives information about TJX’s workforce and compensation programs at various levels and segments of the organization, including summary information about how salary ranges and pay grades are used generally at the Company; the ECC reviews the ratio between the total compensation of the Company’s median employee and the total compensation of the Chief Executive Officer, as reported in the proxy statement; and the ECC conducts an annual compensation risk assessment which covers overall compensation policies and practices for all Associates to determine if they create risks that are reasonably likely to have a material adverse effect on the Company.
The Board believes that that the ECC should continue to determine the most effective and efficient way to assess the information that it considers to be relevant to its decision-making process without requiring the ECC to receive a specific type of pay data for all Company employees.
TJX’s global compensation principles and practices: TJX is guided by global compensation principles that are intended to support equitable pay practices across the organization, for both executives and non-executives. At the end of FY21, TJX employed a global workforce of approximately 320,000 Associates, which supports the execution of the Company’s flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of inventory throughout our global business. As a large, complex, and global business, TJX believes it is imperative that the Company attract and retain talent at all levels and in all functions. The Company has developed compensation structures intended to pay our Associates competitively in the market and based on their skills, qualifications, role, and abilities, and has long-standing processes in place to monitor and support the objective evaluation and approval of compensation decisions in the many geographies where we operate. These processes include review and analysis of compensation data from a variety of sources that cover local and national markets to guide the Company’s development of pay structures for various roles and levels in global locations and provide context for compensation decisions throughout the Company.
Shareholder feedback and support: The ECC values feedback from shareholders on executive compensation. We believe our shareholders have strongly supported our executive compensation program, consistent with the results of our say-on-pay vote, where we received 93% support in each of 2019 and 2020. A proposal substantially identical to this proposal received only 9% support in 2020, reflecting further support for our approach. During FY21, we conducted outreach and held discussions with several of our largest shareholders to understand their perspectives on executive compensation actions taken and under consideration by the ECC this year, as discussed further in the above CD&A.
In conclusion: The Board believes the ECC already follows a thoughtful and deliberate approach in making executive compensation decisions and already receives and has access to meaningful information about broad-based compensation practices at our large, complex, global organization. Given this approach, we do not believe that the requested policy and disclosure would add meaningful value to the process already followed by the ECC or the disclosure already provided to shareholders.

The Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

2021 Proxy Statement	71

VOTING AND MEETING REQUIREMENTS

VOTING REQUIREMENTS
Quorum: A majority of the shares issued and outstanding and entitled to vote at the meeting is required for a quorum for the meeting.
Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting for Election of Directors in the Board Composition and Service section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.
Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of the other proposals. You may also abstain from voting on any of the proposals.

VOTING YOUR SHARES
If you owned TJX common stock at the close of business on April 9, 2021, the record date for our 2021 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,205,995,369 shares of common stock outstanding on the record date is entitled to one vote. There are many ways to vote your shares:
•If you are a shareholder of record (meaning you hold TJX shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.
•If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold TJX shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.
•Shareholders of record and street name holders may attend and vote at the Annual Meeting by following the procedures detailed in the Admission to the Annual Meeting section, below.
•You can change or revoke your proxy before it is voted at the meeting. Please see Changing or Revoking Your Proxy, below, for more information.
If you are a record holder and vote your proxy for the 2021 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:
•FOR the election of the twelve director nominees (Proposal 1),
•FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2022 (Proposal 2),
•FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 3), and
•AGAINST each of the shareholder proposals (Proposal 4 and Proposal 5).
The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.
If you are a street name holder, please note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. This means that if you are a street name holder and you submit your voting instruction form or vote by phone or online but do not instruct your bank, broker, or other third party on how to vote your shares on any or all of the matters (the election of the director nominees (Proposal 1) or any of Proposals 3 through 5), or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. As your shares will not be voted, they will have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

72	The TJX Companies, Inc.

Voting and Meeting Requirements

CHANGING OR REVOKING YOUR PROXY
If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at:
Office of the Secretary/Legal Department
The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts 01701
If you are a street name holder, you should refer to the voting instruction form provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

PARTICIPATION IN THE ANNUAL MEETING
ADMISSION TO THE ANNUAL MEETING
Shareholders as of the close of business on April 9, 2021, the record date, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/TJX2021 and entering the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials previously received. If you are a street name holder, please contact your bank, broker, or other third party before the Annual Meeting if you did not receive a control number. We encourage shareholders to allow sufficient time to log in prior to the start of the Annual Meeting. During the Annual Meeting, shareholders who have entered their control number will have the opportunity to vote their shares.
If shareholders encounter technical difficulties accessing our Annual Meeting, a support line will be available on the login page of the virtual meeting website shortly before the beginning of the Annual Meeting.
Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this proxy statement in the event you wish to attend the shareholder meeting.
Failure to follow these admission procedures will prevent you from being admitted to the Annual Meeting. Only shareholders, their valid proxyholders, or other previously authorized representatives will be permitted to participate in the Annual Meeting.
VOTING SHARES AT THE ANNUAL MEETING
Shareholders who have not voted their shares prior to the Annual Meeting or who wish to change their vote will be able to vote their shares electronically at the Annual Meeting while the polls are open.
Whether or not shareholders plan to attend the Annual Meeting, they are encouraged to vote their shares prior to the Annual Meeting as described in the proxy materials they previously received.
Shareholders who have already voted do not need to vote again.
ASKING QUESTIONS
Shareholders may submit questions for the Annual Meeting in advance of the Annual Meeting only. Shareholders may submit questions at www.proxyvote.com as soon as they have received their proxy materials by logging in with the 16-digit control number found on the proxy card or voting instruction form included with the proxy materials. We encourage shareholders to submit questions early. Questions may be submitted until 5:00 pm EDT on Friday, June 4, 2021. Shareholders will not be able to submit questions during the Annual Meeting.
We expect to respond to questions submitted in advance at the Annual Meeting that are relevant to meeting matters as time permits. PwC will also be available to respond to questions submitted in advance. We reserve the right to exclude questions that are not relevant to meeting matters or to edit profanity or other inappropriate language. We also may group together and respond collectively to questions that are substantially similar to avoid repetition. Further information about the Annual Meeting question process is available at www.proxyvote.com.
If we are unable to answer your question during the Annual Meeting due to time constraints, we encourage you to contact Global Communications at 508-390-2323.

2021 Proxy Statement	73

Voting and Meeting Requirements

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING
PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business other than director nominations at the 2022 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 30, 2021 and must otherwise comply with SEC rules in order for the proposal to be eligible for inclusion in our proxy materials for that meeting.
A shareholder who wishes to nominate a director at the 2022 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 30, 2021 and no later than December 30, 2021. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, TJX.com, describe the requirements for nominating directors at the annual meeting.
PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT
A shareholder who intends to present a proposal for business at the 2022 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 8, 2022 and no later than March 10, 2022. A shareholder who wishes to nominate a director at the 2022 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than February 8, 2022 and no later than March 10, 2022. Notices must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS
At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.
We will pay the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, other electronic means, and personal interview for a fee of $11,500, plus expenses. Our officers, directors, and other Associates may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.

74	The TJX Companies, Inc.

APPENDIX A
DEFINITIONS
In order to provide a performance indicator for our stores as they reopened, since the second quarter of FY21 we have been temporarily reporting a new sales measure, open-only comp store sales. Open-only comp store sales includes stores initially classified as comp stores at the beginning of FY21 that have had to temporarily close due to the COVID-19 pandemic. This measure reports the sales increase or decrease of these stores for the days the stores were open in the current period against sales for the same days in the prior year.
Historically, we defined comparable store sales, or comp sales, to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculated comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial. Comp sales may be referred to as “same store” sales by other companies.
We define customer traffic to be the number of transactions in stores included in the comp sales calculation.
The way we define these financial measures may not be comparable to similarly titled measures used by other entities.
EXPLANATION OF INCENTIVE PLAN MEASURES
As described above in the CD&A under Incentive Plan Goal Setting, at the time incentive plan goals are established, the ECC also establishes definitions of the applicable financial metrics (including planned exchange rates for foreign currency translation and, in the case of Incentive EPS goals, planned share counts, which reflect the impact of anticipated buybacks, and planned corporate tax rates) and contingent automatic adjustments (including items such as unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is described below. Incentive Pre-tax Income, Incentive EPS, and Incentive ROIC are used for purposes of our incentive compensation programs and may be different from pre-tax income, EPS, and ROIC reported elsewhere (on an unadjusted or adjusted basis) by TJX management.
INCENTIVE PRE-TAX INCOME
LRPIP Incentive Pre-tax Income goals and results for FY19-21 reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. Under the proration approach described in CD&A, Incentive Pre-tax Income was evaluated separately for the first two years (FY19-20) and for the final year (FY21) of the three-year performance cycle.
Actual Incentive Pre-tax Income (in thousands) for FY19-20 of $9,756,150 was determined based on total segment profit (in thousands) for FY19 and FY20 reported in our Annual Report on Form 10-K for FY20 of $9,736,181, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude capitalized inventory costs and mark-to-market impact of inventory derivatives.
Actual Incentive Pre-tax Income (in thousands) for FY19-21 of $10,821,439 was determined based on total segment profit (in thousands) for FY21 reported in our Annual Report on Form 10-K for FY19-21 of $10,757,448, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude capitalized inventory costs and mark-to-market impact of inventory derivatives.
INCENTIVE EPS
Incentive EPS goals and results for FY19-21 PSUs reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. Under the proration approach described in CD&A, Incentive EPS was evaluated separately for the first two years (FY19-20) and for the final year (FY21) of the three-year performance cycle.
For purposes of the Incentive EPS growth goals for FY19-21, the baseline Incentive EPS for FY18 of $3.77 was determined based on FY18 diluted EPS reported in our Annual Report on Form 10-K for FY18 of $4.04, adjusted to exclude the impact of the 53rd week for FY18, net benefits related to the impact of 2017 U.S. tax reform, an impairment charge related to Sierra Trading Post, mark-to-market impact of inventory derivatives and excess tax benefits from stock-based compensation. The FY19-21 Incentive EPS growth goals reflected the impact of 2017 U.S. tax reform.
Because FY19-21 Incentive EPS was determined based on planned share counts pre-established by the ECC, the Incentive EPS goals and results exclude the impact of unbudgeted buybacks and of the suspension of our buyback program during FY21 and do not reflect the two-for-one stock split completed in November 2018.

2021 Proxy Statement	75

Appendix A
Actual Incentive EPS for FY20 of $5.42 was determined based on FY20 diluted EPS reported in our Annual Report on Form 10-K for FY20 of $2.67, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates, planned corporate tax rates, and planned share counts and to exclude mark-to-market impact of inventory derivatives and excess tax benefits from stock-based compensation.
Actual Incentive EPS for FY21 of $0.45 was determined based on FY21 diluted EPS reported in our Annual Report on Form 10-K for FY21 of $0.07, adjusted under the terms pre-established by the ECC to reflect pre-established currency exchange rates, planned corporate tax rates, and planned share counts and to exclude mark-to-market impact of inventory derivatives, debt extinguishment charge, investment in Familia, and excess tax benefits from stock-based compensation.
INCENTIVE ROIC
Incentive ROIC goals and results for FY19-21 reflected the definitions and automatic adjustments pre-established by the ECC in April 2018. Incentive ROIC for FY19, FY20, and FY21 was calculated as follows:

	FY19 (in millions)	FY20 (in millions)	FY21 (in millions)
Numerator
Pre-tax income	$ 4,173	$ 4,406	$ 89
Adjustment for pension settlement charge(1)	$ 36	$ —	$ —
Adjustment for debt extinguishment(2)	$ —	$ —	$ 312
Adjusted pre-tax income	$ 4,209	$ 4,406	$ 401
Add interest expense	$ 9	$ 10	$ 181
Add rent expense	$ 1,659	$ 1,752	$ 1,820
Income tax rate	26.7%	25.7%	20.5%
Income tax adjustment	($ 1,568)	($ 1,585)	($ 491)
Adjusted operating income	$ 4,309	$ 4,583	$ 1,911

Denominator
Average long-term debt	$ 2,232	$ 2,235	$ 4,160
Average shareholder’s equity	$ 5,098	$ 5,498	$ 5,890
Average 8x rent	$ 13,002	$ 13,644	$ 14,290
Average ending cash and short-term investments	($ 3,147)	($ 3,123)	($ 6,843)
Average invested capital	$ 17,185	$ 18,254	$ 17,497

Incentive ROIC	25%	25%	11%
(1)In Q3 FY19, the Company purchased a group annuity contract under which the pension benefit obligations for certain U.S. retirees and beneficiaries under the Company's pension plan were transferred to an insurer. As a result of this transaction, the pension plan's total liability has been re-measured, resulting in a non-cash settlement charge to the Company that reduced third quarter Fiscal 2019 income by $36 million.
(2)In Q4 FY21, the Company accepted for purchase $1.1 billion in combined aggregate principal amount of certain of its notes issued on April 1, 2020 pursuant to cash tender offers. The Company paid $1.4 billion aggregate consideration (including transaction costs) and recorded a $312 million pre-tax loss on the early extinguishment for the accepted notes.
Although ROIC is a standard financial measure, numerous methods exist for calculating a company's ROIC. The method used to calculate Incentive ROIC may differ from the methods used by other companies to calculate their ROIC. In addition, the calculation of Incentive ROIC for purposes of FY19-21 PSUs as shown above is different from the methodology used by TJX management since adoption of new lease accounting rules in FY20, which replaced rent expense with balance sheet lease liability and its implied interest expense.

76	The TJX Companies, Inc.

The TJX Companies, Inc. 770 Cochituate Road Framingham, MA 01701 508-3390-1000 | tjx.com

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card available when you access the website and follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TJX2021**

You may attend the meeting via the internet and vote during the meeting. Have your proxy card available to access the website and follow the instructions.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50613-P52374

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TJX COMPANIES, INC.

1. Election of Directors	For	Against	Abstain
1a. Zein Abdalla	☐	☐	☐
1b. José B. Alvarez	☐	☐	☐
1c. Alan M. Bennett	☐	☐	☐
1d. Rosemary T. Berkery	☐	☐	☐
1e. David T. Ching	☐	☐	☐
1f. C. Kim Goodwin	☐	☐	☐
1g. Ernie Herrman	☐	☐	☐
1h. Michael F. Hines	☐	☐	☐
1i. Amy B. Lane	☐	☐	☐
1j. Carol Meyrowitz	☐	☐	☐
1k. Jackwyn L. Nemerov	☐	☐	☐
1l. John F. O'Brien	☐	☐	☐

The Board recommends a vote FOR Proposals 2 and 3	For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers as TJX's independent registered public accounting firm for fiscal 2022	☐	☐	☐
3. Advisory approval of TJX's executive compensation (the say-on-pay vote)	☐	☐	☐
The Board recommends a vote AGAINST Proposals 4 and 5	**For**	**Against**	**Abstain**
4. Shareholder proposal for a report on animal welfare	☐	☐	☐
5. Shareholder proposal for setting target amounts for CEO compensation	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The TJX Companies, Inc.
2021 Annual Meeting of Shareholders
Tuesday, June 8, 2021, 8:00 a.m. Eastern Daylight Time

Meeting live via internet – please visit
www.virtualshareholdermeeting.com/TJX2021

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Your vote is important. Please vote by internet, telephone, or mail.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN THE REVERSE SIDE, FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

D50614-P52374

Proxy - The TJX Companies, Inc.

2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - June 8, 2021

Ernie Herrman, Scott Goldenberg, Erica Farrell, and Alicia C. Kelly, and each of them, each with the full power of substitution, are hereby authorized as proxies to represent and vote on the undersigned's behalf all of the shares of the undersigned that the undersigned is entitled to vote with respect to all of the matters indicated on the reverse side of this card and any other matters that may properly come before the 2021 Annual Meeting of Shareholders of The TJX Companies, Inc., to be held virtually at www.virtualshareholdermeeting.com/TJX2021, on Tuesday, June 8, 2021 at 8:00 a.m. (Eastern Daylight Time) and any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the proxies will have authority to vote FOR each nominee, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

Continued and to be marked, dated, and signed on reverse side